UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.  5 TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNAL FIXATION SYSTEMS, INC.

Florida
(State or Other Jurisdiction of Incorporation or Organization)

3842
(Primary Standard Industrial Classification Code Number)

20-4580923
(I.R.S. Employer Identification No.)

5901 SW 74th Street, Suite 408
South Miami, FL 33143
(305) 342-9552
(Address and telephone number of principal executive offices)

5901 SW 74th Street, Suite 408
South Miami, FL 33143
(Address of principal place of business or intended principal place of business)

Copy to:

Hank Gracin, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657
 (Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.05 par value per share	74,950 shares	$2.00	$149,900	$17.40

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457 (o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the recent sales of unregistered securities

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .0001161 of the aggregate offering price.

(4) A registration fee of $50.35 has been previously paid with respect to the shares being registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED  APRIL 19, 2011

PRELIMINARY PROSPECTUS

INTERNAL FIXATION SYSTEMS, INC.

74,950 Shares of Common Stock

This prospectus relates to the resale and other disposition, from time to time, of up to 74,950 shares of our common stock by certain of our shareholders. For a list of selling security holders, please see “Selling Security Holders” on page 23 of this prospectus. We issued all of the shares described above in private placement transactions completed prior to the filing of this registration statement.

The shares included in this prospectus may be reoffered and resold directly by the selling security holders in accordance with one or more of the methods described in the plan of distribution, which begins on page 24 of this prospectus. We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. Instead, the shares may be offered and sold from time to time by the selling shareholders at a fixed price of $2.00 per share until our shares are quoted, if ever, on the OTC Bulletin Board or another exchange and thereafter at prevailing market prices or privately negotiated prices. We will pay the expenses of registering these shares.

We intend to apply to have our common stock listed on the OTC Bulletin Board. Our common stock is not traded on any market or securities exchange and there has been no public market for our common stock.  No assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April , 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Internal Fixation Systems, Inc., a Florida corporation.

Company Overview

Internal Fixation Systems, Inc. ("IFS" or the “Company”) is a medical technology company specializing in the manufacture and marketing of generic orthopedic and podiatric surgical implants. The Company’s products are manufactured at our facilities located in Miami, Florida in accordance with our proprietary manufacturing processes and are used for the treatment of bone fractures such as fractures of the hand and foot.  Our cannulated screws and bone fixation devices have received FDA approval under the premarket notification (510(k) clearance) process.  Our strategy is to offer generically priced surgical implants that are equivalent in quality, design, functionality and materials to those sold by the industry’s top surgical companies. For the year ended December 31, 2009, we had net sales of $161,607 and net income of $6,014.  For the year ended December 31, 2010, we had net sales of $148,122 and net loss of $781,440.

Our customers range from large enterprises to independent surgeons and our primary customers include (i) doctors that perform surgery in their offices, (ii) surgery centers and (iii) hospitals.   At the present time, we sell our products primarily in the State of Florida.

We were incorporated in the State of Florida in March 2006.  Our principal offices are located at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143.  Our telephone number is (305) 342-9552.

The Offering

Common stock that may be offered by selling shareholders	74,950 shares

Common stock currently outstanding	2,793,700 shares

Total proceeds raised by offering	We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by any selling shareholder.

Risk Factors	There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our common stock, see “Risk Factors” beginning on page 3.

RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, the other information in this Prospectus, the documents incorporated by reference herein and the risk factors discussed in our other filings with the Securities and Exchange Commission when evaluating our company and our business. Additional risks and uncertainties not presently known by us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

We have generated minimal revenue since our inception. If we fail to generate significant revenue from sales of our marketed products, we may never achieve or sustain significant profitability.

For the  year ended December 31, 2010, we had net sales of $148,122 and net loss of $781,440 which was a decrease from the prior year's net sales of $161,607 and net income of $6,014. We also expect that our general and administrative expenses will increase due to additional operational and regulatory burdens associated with operating as a public company.

As a result of the numerous risks and uncertainties associated with developing medical devices, we are unable to predict the extent of any future net income if at all. Our profitability will depend on revenues from the sale of our marketed products. While we recently began marketing of our products in the United States, we may never achieve significant revenues. Therefore, we cannot provide any assurance that we will maintain profitability or that we will be able to increase profitability on a quarterly or annual basis.

We have a limited operating history.

Because of our limited operating history, we have limited insight into the trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business and financial condition. Any failure to maintain profitability would continue to have an adverse effect on our shareholders' equity and working capital and could result in a decline in our stock price or cause us to cease operations.

Our cannulated screws generate substantially all of our net revenue. If sales of our cannulated screws were to decline, our net revenue and results of operations would be adversely affected.

If sales of our cannulated screws or other products were to decline because of decreased demand, adverse regulatory actions, patent or trademark infringement claims, failure to protect our intellectual property, manufacturing problems or delays, pricing pressures, competitive factors or any other reason, our net revenue would be significantly impacted, which would negatively affect our business, financial condition and results of operations and may affect our ability to continue operations. To date, substantially all of our revenue has been derived from the sale of our cannulated screws and we anticipate that our cannulated screws and bone fixation devices will account for a substantial portion of our net revenue for the foreseeable future.

We may not be able to continue as a going concern .

The opinion of our independent registered accounting firm for the year ended December 31, 2010 is qualified subject to substantial doubt as to our ability to continue as a going concern.   See “Report of Independent Registered Public Accounting Firm” and the notes to our Financial Statements.   During the  year ended December 31, 2010 we incurred a net loss of $781,440 and cumulative losses since inception of $757,218.

The termination of our relationship with a surgical center customer in which our Chief Executive Officer had a financial interest, one of our directors continues to have a financial interest in and our Chief Financial Officer was a former employee of, could have a material adverse impact on our sales revenue.

If one of the surgical centers which is a substantial customer of ours were to cease doing business with us, either because our Chief Executive Officer and Chief Financial Officer are no longer affiliated with it, or our former Director and current shareholder were to no longer have a financial interest in the facility; or for any other reason, our sales revenue could drop significantly.   For the years ended December 31, 2010 and 2009, we derived $49,498 (33%) and $75,612 (39%) of our net sales revenue, respectively, from this surgical facility.

If we are unable to expand our sales, marketing and distribution capabilities or enter into agreements with third parties to market, sell or distribute our products, we may be unable to generate material product revenues.

To the extent that we enter into arrangements with third parties to perform sales and marketing or distribution services, our product revenues are likely to be lower than if we market, sell and distribute our products ourselves. There can be no assurance given that we will be able to successfully commercialize our products by expanding our internal sales and marketing capabilities. If we are unable to expand these capabilities, or it becomes too time-consuming or expensive for us to do so, we will need to contract with third parties to help us market and sell our products. Likewise, if our current distribution capabilities are unable to satisfy customer demand for our products, we will need to contract with third parties to help us perform that function. Currently, our sales and marketing efforts for our products are being coordinated primarily by our Vice President, Sales and Marketing.

Our reliance on single-source suppliers could harm our ability to meet demand in a timely manner or within budget.

Our dependence on a limited number of third-party suppliers and the challenges we may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules. The stainless steel used to produce our products is obtained from two different suppliers located in Indiana. We generally purchase the stainless steel through purchase orders rather than long-term supply agreements and generally do not maintain large volumes of inventory. While alternative suppliers exist and have been identified, the disruption or termination of the supply of components could cause a significant increase in the cost of these components, which could affect our operating results.

If we do not successfully implement our business strategy, our business and results of operations will be adversely affected.

We may not be able to successfully implement our business strategy. Any such failure may adversely affect our business and results of operations. For example, to implement our business strategy we need to, among other things, develop and introduce new products, provide products at prices that are lower than our competitors and achieve lower manufacturing costs through design improvements, educate health care professionals and administrators about the cost benefits of our orthopedic and podiatric implants, obtain regulatory approval and reimbursement codes for new or significantly modified products and applications and maintain effective marketing and sales efforts domestically and internationally.

The market opportunities that we currently focus on or expect to develop for our products may not remain or become as large as we expect or may not develop at all.

The growth of our business is dependent, in large part, upon the development of market opportunities for our orthopedic and podiatric implants.  We believe that there has been a shift in decision making regarding the use of medical implants from surgeons to hospital administrators.  We currently intend to market our products to hospital administrators and ambulatory surgical centers.  The market opportunities that we expect to exist may not develop as expected, or at all. If the decision making should continue to be controlled by surgeons, our marketing efforts may be misdirected and unsuccessful and the market opportunity that we thought existed with medical administrators and ambulatory surgical centers may exist to a lesser extent or may not exist at all.

If we are unable to successfully develop and market our products or market our existing products to a broad customer population, we will not remain competitive.

Our future success and our ability to increase net revenue and earnings depend, in part, on our ability to develop and market new products and market our existing products to a broad customer population. Certain medical procedures require only the use of screws such as ours for bone fixation. Other procedures require the use of plates which require specific screws to hold the plates in place. The procedures involving the use of plates are no more risky than the procedures using only screws. The use of one versus the other is based upon the location in the body of the injury and the nature of the fracture.  Our current screws are not of the type that can also be used for holding the plates in place. We plan to manufacture and sell screws that fit the plates that we manufacture as a set. Given the fact that we have not yet produced screw and plate sets, we are initially subject to the risk that the design of the plates will not meet our needs and that the plates and screws will not be designed correctly to fit together because screws need to be matched to very small tolerances in order to fit the holes in the plates. We also face the  manufacturing risk that there is no guarantee that even if designed correctly  the plates and screws will be manufactured such that they will fit together properly.  If we are unable to successfully manufacture screw and plate sets that fit together  we will be unable  to broaden our product offering to be attractive to surgical facilities. Our biggest risk in the manufacture of plates and screws is that we may not be able to manufacture the plates and screws needed in a timely and cost effective manner.

Our failure to develop and market new products could have a material adverse effect on our business, financial condition and results of operations. In addition, if any of our current or future products contain undetected errors or design defects or do not work as expected for expanded patient populations, our ability to market these products could be substantially impeded, resulting in lost net revenue, potential damage to our reputation and delays in obtaining market acceptance of these products. We cannot assure you that we will continue to successfully develop and market new or enhanced products or new applications for our existing products.

If we fail to educate physicians and medical administrators as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products, our sales will not grow.

 If physicians and medical administrators do not perceive our products as an attractive alternative to other products and procedures, we will not achieve significant market penetration or be able to generate significant revenues, and our business, operating results and financial condition will be harmed. Although we received regulatory clearance for our screws and fixation devices, our marketed products may not gain market acceptance unless we convince physicians and medical administrators of the benefits of our marketed products. Moreover, even if physicians and medical administrators understand the benefits of our marketed products, they still may elect not to use our products for a variety of reasons.

Convincing physicians and medical administrators to use our products over those of our competitors is challenging and we may not be successful in these efforts. Accordingly, even if our devices are superior to alternative products, our success will depend on our ability to gain and maintain market acceptance for our products.

Because certain of the orthopedic and podiatric conditions that can be treated by our products can also be treated by similar  other medical products produced by our competitors, some of which have a longer history of use and are more widely used by the medical community, acceptance of our products depends, in large part, on our ability to educate the medical community as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products compared to alternative products, procedures and therapies. Physicians may be reluctant to change their medical treatment practices for a number of reasons, including:

•	lack of education of health care professionals and patients about the benefits of our products;
•	our inability to manufacture, market and distribute existing and future products in a cost-effective manner;
•	our inability to obtain required regulatory clearances and approvals for new products or significant modifications to existing products.
•	our lack of experience with new products; or
•	our lack of evidence supporting additional patient benefits;

We expect sales of our screws and fixation devices will account for the vast majority of our revenues for at least the next several years

We operate in a very competitive environment.

Certain of our competitors have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than ours and have more established reputations with our target customers, as well as global distribution channels that may be more effective than ours. Our competitors may develop and offer technologies and products that are more effective, have better features, are easier to use, less expensive or more readily accepted by the marketplace than ours. Their products could make our technology and products obsolete or noncompetitive. Our competitors may also be able to achieve more efficient manufacturing and distribution operations than we may be able to and may offer lower prices than we could offer profitably. We may decide to alter or discontinue aspects of our business and may adopt different strategies due to business or competitive factors or factors currently unforeseen, such as the introduction by our competitors of new products or new medical technologies that would make our products obsolete or uncompetitive.

The medical device industry is highly competitive and characterized by rapid change resulting from technological advances and scientific discoveries. We face direct competition from Synthes USA, DePuy Orthopedics, Inc., Zimmer, Inc., Stryker Corporation, Smith & Nephew, Inc., Osteomed, L.P., OrthoPro, Inc., Vilex, Inc. and Nexa Orthopedics, Inc., and face indirect competition from several companies that offer alternative products.

In addition, consolidation in the medical device industry could make the competitive environment more difficult. The industry has recently experienced some consolidation, and there is a risk that larger companies will enter our markets. Consolidation has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers from important markets as group purchasing organizations, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions. If a group purchasing organization excludes us from being one of their suppliers, our long-term net revenue could be adversely impacted. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide health care industry, which may exert further downward pressure on the prices of our products

Our ability to operate our company effectively could be impaired if we lose members of our senior management team or other key personnel.

Any loss, interruption of the services of, or inability to maintain a favorable relationship with our key personnel, or consultants who provide services, could significantly reduce our ability to effectively manage our operations and meet our strategic objectives, because we may be unable to find an appropriate replacement in a timely manner.  We depend on the continued service of key managerial and manufacturing personnel, as well as our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with other companies, academic institutions, government entities and other organizations.

We have no independent audit committee nor do we have an audit committee financial expert at this time. Our full Board of Directors functions as our audit committee and is composed of four directors who are not considered independent. This may hinder our board of directors’ effectiveness in fulfilling the functions of the audit committee.

Currently, we have no independent audit committee nor do we have an audit committee financial expert at this time. Our full Board of Directors functions as our audit committee and is comprised of directors who are not considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. An independent audit committee plays a crucial role in the corporate governance process, assessing the Company's processes relating to its risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the committee's responsibilities without undue influence. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. In addition, no one on our board of directors is considered to be a “financial expert” such that none of the directors have the education or experience of being a chief financial officer.

We conduct substantially all of our operations at our facilities located in Miami, Florida, and any fire, explosion, violent weather conditions or other unanticipated events affecting our facilities could adversely affect our business, financial condition and results of operations.

Any disruption or other unanticipated events affecting our facilities and therefore our sales, manufacturing, warehousing, research and development and administrative activities would adversely affect our business, financial condition and results of operations. We conduct all of our manufacturing and research and development activities, as well as most of our sales, warehousing and administrative activities, at our facilities in Miami, Florida. Our facilities are subject to the risk of catastrophic loss due to unanticipated events, such as fires, explosions or violent weather conditions. These facilities and the manufacturing equipment that we use to produce our products would be difficult to replace or repair and could require substantial lead-time to do so. For example, if we were unable to utilize our existing manufacturing facility, the use of any new facility would need to be approved by the FDA, which would result in significant production delays. We may also in the future experience plant shutdowns or periods of reduced production as a result of regulatory issues, equipment failure or delays in deliveries. We do not carry insurance for damage to our property and the disruption of our business.  Therefore, any such catastrophe would require us to use existing funds, if any, to replace damaged manufacturing equipment and other equipment at our facilities.

We could become subject to product liability claims that could be expensive, divert management’s attention and harm our business.

Our business exposes us to potential product liability risks that are inherent in the manufacturing, marketing and sale of medical devices. We may be held liable if our products cause injury or death or are found otherwise unsuitable or defective during usage. Because our products are designed to be used to perform complex surgical procedures, defects could result in a number of complications, some of which could be serious and could harm or kill patients. The adverse publicity resulting from any of these events could cause physicians or hospitals to review and potentially terminate their relationships with us.

The medical device industry has historically been subject to extensive litigation over product liability claims. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or in adequate amounts. A product liability claim, regardless of its merit or eventual outcome could result in:

•	decreased demand for our marketed products;

•	injury to our reputation;

•	diversion of management’s attention;

•	significant costs of related litigation;

•	payment of substantial monetary awards by us;

•	product recalls or market withdrawals;

•	a change in the design, manufacturing process or the indications for which our marketed products may be used;

•	loss of revenue; and

•	an inability to commercialize product candidates.

If we do not effectively manage our growth, we may be unable to successfully develop, market and sell our products.

Our future revenue and operating results will depend on our ability to manage the anticipated growth of our business. In order to achieve our business objectives, we must continue to grow. However, continued growth presents numerous challenges, including:

•	implementing appropriate operational and financial systems and controls;

•	expanding our assembly capacity and increasing production through third parties;

•	expanding our sales and marketing infrastructure and capabilities;

•	improving our information systems;

•	identifying, attracting and retaining qualified personnel in our areas of activity; and

•	hiring, training, managing and supervising our personnel.

We cannot be certain that our systems, controls, infrastructure and personnel will be adequate to support our future operations. Any failure to effectively manage our growth could impede our ability to successfully develop, market and sell our products and our business will be harmed.

The Company’s inability to maintain adequate working relationships with healthcare professionals could have a negative impact on the Company’s future operating results.

If the Company is unable to maintain close working relationships with respected physicians and medical personnel in hospitals, ambulatory surgical centers and universities who assist in product research and development, our ability to market and sell new and improved products could decrease and future operating results could be unfavorably affected.  The Company continues to place emphasis on the development of proprietary products and product improvements to complement and expand our existing product lines.

If we do not introduce new products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change, in certain cases, in ways we may not anticipate because of:

•	evolving customer needs;
•	changing demographics;
•	slowing industry growth rates;
•	declines in the reconstructive implant market;
•	the introduction of new products and technologies;
•	evolving surgical philosophies; and
•	evolving industry standards.

Without the timely introduction of new products and enhancements, our products may become obsolete over time. If that happens, our revenue and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;
•	commercialize new products in a timely manner;
•	manufacture and deliver instruments and products in sufficient volumes on time;
•	differentiate our offerings from competitors’ offerings;
•	achieve positive clinical outcomes for new products;
•	satisfy the increased demands by healthcare payors, providers and patients for shorter hospital stays, faster post-operative recovery and lower-cost procedures;
•	innovate and develop new materials, product designs and surgical techniques; and
•	provide adequate medical education relating to new products.

In addition, new materials, product designs and surgical techniques that we develop may not be accepted quickly, in some or all markets, because of, among other factors:

•	entrenched patterns of clinical practice;
•	the need for regulatory clearance; and
•	uncertainty with respect to third-party reimbursement.

Moreover, innovations generally require a substantial investment in research and development before we can determine their commercial viability and we may not have the financial resources necessary to fund the production. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We may incur additional indebtedness from time to time to finance research and development, including clinical trials, acquisitions, investments or strategic alliances or for other purposes.

We may incur substantial additional indebtedness in the future. If we incur additional debt above the levels currently in effect, the risks associated with our leverage would increase.  If we were to incur additional debt our debt to equity ratio would increase, our working capital ratio would decrease if we raised short term debt and our debt to asset ratio would decrease regardless of whether the debt were long or short term. Such changes in these ratios could adversely affect our ability to raise additional capital.

Our obligations under one of our notes payable are secured by substantially all of our assets.

As of December 31, 2010, we had outstanding notes payable with gross principal balances of $1,188,294  Of such amount;

(i)
$100,000 is due on a note issued to our Chief Executive Officer which bears interest at a rate of 9% per annum and  is convertible into shares of common stock at a price of $0.20 per share  upon a transaction where we merge with, are acquired by, or become a publicly traded company (a”Transaction”); however if the Company is not a publicly traded company by April 30, 2011, the note is payable by May 15, 2011.   The balance due for financial statement purposes for this note is $52,514_which reflects a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements.

(ii)
$100,000 is due on a note which bears interest at a rate of 9% per annum, which is secured by a lien on all of our assets was due December 2010 and is payable in full upon the earlier to occur of the consummation of a Transaction or June 15, 2011,

(iii)
$524,500  of promissory notes were exchanged for convertible debentures which bear interest at an annual rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder,

(iv)
$187,000 of convertible debentures which bear interest at an annual rate of 5% that mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures;

(v)	$50,000 of convertible debentures which bear interest at an annual rate of 8% paid biannually commencing June 2011 and mature in December 2014;
(vi)	$129,306 is due in monthly installments of $3,577 expiring in April 2014, and
(vii)
$97,488 was remaining on the $125,000 note issued to our Chief Executive Officer, which bears interest at a rate of 9% per annum, the maturity of which note was extended to the earlier of April 30, 2011 or the date a Transaction is consummated if a Transaction is consummated prior to October 31, 2010.

As of December 31, 2010:

Original Debt Amount	Payee	Principal Amount Owed as of Dec 31, 2010	Maturity Date	Features

$100,000	CEO (Dresnick)	$100,000 ***	Matures on May 15, 2011, if a Transaction has not occurred by April 30, 2011
Interest rate  9%
Automatically convertible into shares of our common stock at a conversion price of $.20 per share upon the consummation of a Transaction Payable on May 15, 2011 if a Transaction does not occur prior to April 30, 2011.

$100,000	AHA Holdings, LLC	$100,000	Payable upon the earlier to occur of a Transaction or June 15, 2011	Interest rate 9% Secured by lien on all of Company’s assets
$524,500	Bridge Loan Investors Rollover	$524,500**	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock at various prices**
$187,000	Additional Convertible Debenture Investors	$187,000	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock at various prices*
$50,000	Additional Convertible Debenture Investor	$50,000	Dec 1, 2014	Interest rate 8% payable biannually commencing June 2011 Converts into shares of our common stock at a price of $1.00 per share.
$185,000	Star Medical Equipment Rental, Inc.	$129,306 ****	April 2014	Interest Rate 6% Payable $3,577 monthly
$125,000	CEO	$97,488 ****	April 30, 2011 since a Transaction was not consummated by October 31, 2010	Interest rate 9% Payable upon the earlier of April 30, 2011 or the consummation of a Transaction if such Transaction is consummated prior to October 31, 2010
$1,271,500	Total	$1,188,294

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.
** This amount includes $498,000 of the original Bridge Loan Investors who chose to rollover their loan, as well as $26,500 of Bridge Loan Investors who previously requested repayment and have subsequently elected to rollover into the Convertible Debenture.
***The amount shown is the gross principal due on this note as of December 31, 2010.  The financial statements reflect a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements.

Subsequent Events in 2011

****During 2001, $10,731 of principal was paid on the Star Medical Equipment Inc. note reducing the principal outstanding as of March 31, 2011 to $118,575. Similarly $7,738 of principal was paid on the $125,000 note to our CEO reducing the principal outstanding as of March 31, 2011 to $89,750.

At various dates during January and February 2011, convertible debentures of $320,700 were issued by the Company to eighteen individuals, in varying amounts with interest rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder. We  may need to obtain additional funds in the next couple of months or in greater amounts than we currently anticipate.

Original Debt Amount	Payee	Amount Owed as of March 31 , 2011	Maturity Date	Features

$320,700	Additional Convertible Debenture Investors	$320,700	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*

$320,700	TOTAL	$320,700

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.

As of March 31, 2011 we had total debt outstanding of $1,490,525 which reflects the $1,188,294 that was outstanding as of December 31, 2010 less principal payments made in 2011 of $10,731 and $7,738 plus the additional convertible debenture in the amount of $320,700.

If we become insolvent or are liquidated, or if repayment of any of our outstanding loans is accelerated or we cannot repay such indebtedness when due, the lenders will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments, including the right by one lender to foreclose on substantially all of our assets.

We may need to raise additional capital in the future, which may not be available to us on acceptable terms, or at all

As of December 31, 2010, we had outstanding notes payable with gross principal balances of $1,188,294 Of such amount; (i) $100,000 is due on a note issued to our Chief Executive Officer which bears interest at a rate of 9% per annum and is convertible into shares of common stock at a price of $0.20 per share  upon the consummation of a Transaction; however if the Company is not a publicly traded  company by April 30, 2011, the note is payable by May 15, 2011.  The balance due for financial statement purposes for this note is $52,514 which reflects a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes fo the financial statements (ii) $100,000 is due on a note which bears interest at a rate of 9% per annum, which is secured by a lien on all of our assets was due December 2010 and is payable in full upon the earlier to occur of the consummation of a Transaction or June 15, 2011,  (iii) $524,500  of promissory notes were exchanged for convertible debentures which bear interest at an annual rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or converted at the option of the holder, (iv) $187,000 of convertible debentures which bear interest at an annual rate of 5% that mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures; (v) $50,000 of convertible debentures which bear interest at an annual rate of 8% paid biannually commencing June 2011 and mature in December 2014; (vi) $129,306 is due in monthly installments of $3,577 expiring in April 2014,  and (vii) $97,488 was remaining on the $125,000 note issued to our Chief Executive Officer, which bears interest at a rate of 9% per annum, the maturity of which note was extended to the earlier of April 30, 2011 or the date a Transaction is consummated if a Transaction is consummated prior to October 31, 2010.

If we are unable to access additional capital on terms acceptable to us, we may not be able to fully implement our business strategy, which may limit the future growth and development of our business. We may require significant additional debt and equity financing in order to implement our business strategy. In particular, our capital requirements depend on many factors, including the amount of expenditures on research and development and intellectual property, new product development and the cash required to service our debt. To the extent that our existing or future capital is insufficient to meet these requirements and cover any losses, we will need to refinance all or a portion of our existing debt, raise additional funds through financings, or curtail our growth or reduce our costs. Our ability to raise additional capital will likely depend on, among others, our performance, our prospects, our level of indebtedness and market conditions. Any additional equity or debt financing, if available at all, may be on terms that are not favorable to us. The recent global economic crisis and related tightening of credit markets has made it more difficult and more expensive to raise additional capital. Equity financings could result in dilution to our shareholders, and equity or debt securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital.

Risks Relating to Regulation

Demand for our products may decrease if reimbursement by governmental or other third-party payers is reduced or unavailable in the future.

Demand for our products is partially dependent on whether the hospital or ambulatory surgical center will receive reimbursement from various third-party payers, such as governmental programs (e.g. , Medicare and Medicaid), private insurance plans and managed-care plans. We anticipate that our products will be purchased primarily by hospitals and ambulatory surgical centers, which bill various third-parties, including governmental healthcare programs, such as Medicare, and private insurance plans, for procedures in which our marketed products will be used. Reimbursement is a significant factor considered by hospitals and ambulatory surgical centers in determining whether to acquire new medical devices such as our marketed products. Therefore, our ability to successfully commercialize our products depends significantly on the availability of coverage and reimbursement from these third-party payors. Medicare pays hospitals and ambulatory surgical centers a prospectively determined amount for inpatient operating costs.

At this time, we do not know if hospitals or ambulatory surgical centers will consider third-party reimbursement levels adequate to cover the cost of our products. Furthermore, we do not know if physicians will consider third-party reimbursement levels adequate to compensate them for performing the procedures in which our products are used. Failure by hospitals, ambulatory surgical centers and physicians to receive an amount that they consider to be adequate reimbursement for procedures in which our marketed products are used will deter them from purchasing or using our marketed products and limit our sales growth.

The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new products. Our cannulated screws currently qualify for reimbursement under Medicare, Medicaid and private insurance programs in the U.S. Congress recently passed, and on March 23, 2010, President Obama signed into law, the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education and Reconciliation Act of 2010 (collectively, the “health care reform laws”), which cause substantial changes to the existing system for paying for health care in the U.S.

While the health care reform laws do not directly prohibit or reduce reimbursement for our products, the laws grant various governmental agencies the authority to monitor health care reimbursement by governmental payers and implement cost-containment measures in order to reduce the overall cost of health care items and services over the next ten years. If legislative or administrative changes to U.S. or international reimbursement practices reduce reimbursement for our products, or if future products that we develop do not ultimately qualify for reimbursement, we may experience an adverse impact on demand for such products and the prices that customers are willing to pay for them. This, in turn, would adversely affect our business, financial condition and results of operations.

If third-party payors deny coverage or reimbursement for procedures using our products, our revenues and prospects for profitability will suffer.

Notwithstanding its regulatory clearance in the United States, third-party payors may deny coverage or reimbursement if the payor determines that the use of our  products are unnecessary, inappropriate, experimental, not cost-effective, or is used for a non-approved indication. In addition, no uniform policy of coverage and reimbursement for medical technology exists among third-party payors. Therefore, coverage and reimbursement for medical technology can differ significantly from payor to payor. Any denial of coverage or reimbursement for procedures using our products could have an adverse effect on our business, financial results and prospects for profitability.

Our products could be subject to exclusion from Medicare, Medicaid and other government programs if we do not comply with all applicable standards for reimbursement.

In order to continue receiving reimbursement under Medicare and Medicaid, we must show on a periodic basis that we comply with numerous Medicare supplier standards. These standards generally relate to our methods for filling orders, overseeing delivery of equipment, responding to questions and complaints, maintaining and repairing rental equipment, complying with state and federal licensure and regulatory requirements, honoring product warranties, maintaining a physical address, and maintaining appropriate liability insurance.

Health care legislative or administrative changes may result in cost-containment measures that restrict third-party payer reimbursement practices or otherwise put downward pressure on the price of our products.

Major third-party payors for hospital services in the United States continue to work to contain health care costs. The introduction of cost-containment incentives, combined with closer scrutiny of health care expenditures by governmental agencies, private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital and ambulatory surgical center charges for services performed and products used. The focus on reducing health care costs will likely become even more prevalent in the U.S. due to the health care reform laws’ extension of medical benefits to those who currently lack insurance coverage, as such measures will be funded, in part, through cost-containment efforts.

While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care.

Cost of care could be reduced by lowering the level of reimbursement for medical services or products (including products manufactured and marketed by us), or by restricting coverage (and, thereby, utilization) of medical services or products. If payers reduce the amount of reimbursement for a product, it may cause groups or individuals prescribing the product to discontinue use of the type of treatment offered by the product, to substitute lower cost products or to seek additional price related concessions. In either case, a reduction in the utilization of, or reimbursement for, our products could have a materially adverse impact on our financial performance.

Our financial performance may be adversely affected by medical device tax provisions in the health care reform laws.

The U.S. health care reform laws impose an excise tax on medical device manufacturers in order to offset, in part, the government’s cost of insuring additional individuals. Beginning in 2013, a new section of the tax code will establish an excise tax on all sales of medical devices equal to 2.3% of the price of the device. If efforts to repeal this tax are not successful, and if our products are subject to such tax, the additional expense would adversely affect our profitability and financial condition.

If we fail to comply with the U.S. Federal Anti-Kickback Statute or similar state and foreign anti-fraud laws, we could be subject to criminal and civil penalties and exclusion from Medicare, Medicaid and other governmental programs.

A provision of the U.S. Social Security Act, commonly referred to as the U.S. Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federal health care program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states in which our products are sold in the United States have adopted laws similar to the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by a federal health care program but, instead, apply regardless of the source of payment. A number of states also regulate and require extensive disclosures of financial relationships between device manufacturers and physicians and other health care providers. Violations of the Federal Anti-Kickback Statute or such similar state laws may result in substantial civil or criminal penalties and exclusion from participation in federal or state health care programs. In addition, many foreign governments have equivalent statutes with similar penalties.

The Federal Anti-Kickback Statute has increasingly been used as a basis for claims under the Federal False Claims Act, which imposes liability for the submission of false or fraudulent claims to the federal government. Both the Department of Justice and private whistleblowers, who are permitted to bring claims on behalf of the federal government, have successfully alleged that violations of the Federal Anti-Kickback Statute cause claims to Medicare or Medicaid to be false and fraudulent on the theory that the Anti-Kickback violation precludes the party submitting the claim from truthfully asserting compliance with all applicable laws, which is a condition of payment. Medical device manufacturers have been subjected to substantial monetary sanctions as a result of False Claims Act cases.

All of our financial relationships with health care providers and others who provide products or services to federal health care program beneficiaries are potentially governed by the Federal Anti-Kickback Statute and similar state and foreign laws. We believe our operations are in material compliance with the Federal Anti-Kickback Statute, False Claims Act, and similar state and foreign laws. However, we cannot assure you that we will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to us, could divert management’s attention from operating our business and could prevent health care providers from purchasing our products, all of which could have a material adverse effect on our business. In addition, if our arrangements were found to violate the Federal Anti-Kickback Statute, False Claims Act, or similar state or foreign laws, it could have a material adverse effect on our business and results of operations.

Our business will be subject to heightened scrutiny by governmental agencies because of new fraud detection and prevention oversight measures that are part of the health care reform laws.

The new health care reform laws include a number of changes to federal law and enforcement activities intended to detect and prevent fraud by medical device manufacturers and other health care providers. For example, beginning in 2013, our business will be subject to new regulations on transparency and disclosure, particularly relating to company ownership, finances and transactions with health care providers such as hospitals and physicians. Our disclosures under these regulations will be available for public inspection. As a Medicare supplier, we may also be subject to screening requirements, such as licensure checks, unscheduled and unannounced site visits, database checks and other screening measures if certain government agencies determine there to be a risk of fraud, waste or abuse by suppliers of medical devices. These screening procedures will not apply until 2012, unless we are required to revalidate our Medicare enrollment before that time. Additionally, we may be required to implement more aggressive compliance and ethics programs and adopt stricter standards for doing business with government health care programs as a condition of our enrollment in programs such as Medicare and Medicaid. The specific requirements of the new compliance and ethics programs have yet to be determined. We will likely have to devote significant resources, including management attention and financial resources, to ensure compliance with the government’s new fraud-fighting initiatives. Although these new oversight measures are not effective immediately, we must begin implementing policies now in order to ensure that we satisfy our obligations as of the effective date. If we fail to meet the new fraud prevention and detection standards, we may be excluded from participating in government health care programs such as Medicare and Medicaid. If we are unable to participate in government reimbursement programs, there will be a material adverse effect on our business and results of operations.

Our business will be harmed if we fail to obtain necessary clearances or approvals to market our medical devices.

Our products are classified as medical devices and are subject to extensive regulation in the United States by the FDA and other federal, state and local authorities. Similar regulatory review, clearance and approval processes also exist in foreign countries in which our products are marketed. These regulations relate to product design, development, testing, manufacturing, labeling, sale, promotion, distribution, import, export and shipping. Although our cannulated bone screw and metallic bone fastener have received FDA clearance under the premarket notification (510(k) clearance process), we would not be permitted to market a new medical device, or a new use of, or claim for, or significant modification to, our existing products in the United States, without first obtaining either approval of a Premarket Approval Application (“PMA”) or 510(k) clearance from the FDA or demonstrating that an exemption applies. Our cannulated screws have been approved for use in the treatment of bone fractures, such as fractures of the tarsals and metatarsals, and for metatarsals and phalangeal osteotomies and arthrodesis of the hand and foot.   Our bone fixation devices are approved for use in the fixation of bone fractures, for bone reconstruction, as guide pins for insertion of other implants or implantation through the skin so that traction may be applied to the skeletal system and the approval specifically states it is not intended for spinal fixation.  The PMA approval process, commonly used for riskier devices such as those which support or sustain life, requires an applicant to demonstrate the safety and efficacy of the device based, in part, on data obtained in clinical trials. The PMA approval process and clinical trials can be expensive and lengthy and entail significant user fees. In the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and efficacy, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA approval pathway is much more costly and uncertain than the 510(k) clearance process. It generally takes from one to three years, or even longer, from the time the PMA is submitted to the FDA until an approval is obtained. The 510(k) clearance process usually takes from three to 12 months, but it can take longer.

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval to new or modified products that we develop in the future.

Delays in receipt or failures to receive desired marketing clearances or approvals from the FDA or other federal, state or foreign regulatory authorities may adversely affect our ability to market our products and may have a significant adverse effect on our overall business. Moreover, the value of existing clearances or approvals can be eroded if safety or efficacy problems develop.

Modifications to our products may require new regulatory approvals or clearances or may require us to recall or cease marketing our modified products until approvals or clearances are obtained.

Modifications to our products may require new approvals or clearances in the United States and abroad, such as PMA approvals or 510(k) clearances in the United States. The FDA requires device manufacturers to initially make a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification does not significantly affect safety or efficacy or does not represent a major change in its intended use, so that no new U.S. or foreign approval or clearance is necessary. We have made modifications that we determined do not require approval or clearance. However, the FDA can review a manufacturer’s decision, including any of our decisions, and may disagree. If the FDA disagrees and requires new approvals or clearances for the modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may also be subject to significant enforcement actions.

If we determine that a modification to an FDA-cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then we must obtain a new PMA or PMA supplement approval or 510(k) clearance. Where we determine that modifications to our products require a new PMA or PMA supplemental approval or 510(k) clearance, we may not be able to obtain those additional approvals or clearances for the modifications or additional indications in a timely manner, or at all. Delays in obtaining required future approvals or clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

We may fail to comply with continuing post-market regulatory requirements of the FDA and other federal and state authorities and become subject to substantial penalties, or our products may subsequently prove to be unsafe, forcing us to recall or withdraw such products from the market.

Even after product clearance or approval, we must comply with continuing regulation by the FDA and other federal or state authorities, including the FDA’s Quality System Regulation requirements, which obligate manufacturers to adhere to stringent design, testing, control, documentation and other quality assurance procedures during the design and manufacture of a device. We are also subject to medical device reporting regulations in the United States and abroad. For example, we are required to report to the FDA if our products may have caused or contributed to a death or serious injury or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. We must report corrections to the FDA where the correction was initiated to reduce a risk to health posed by the device or to remedy a violation of the U.S. Food, Drug, and Cosmetic Act caused by the device that may present a risk to health, and we must maintain records of other corrections. The FDA closely regulates promotion and advertising, and our promotional and advertising activities may come under scrutiny. If any medical device reports we file with the FDA regarding death, serious injuries or malfunctions indicate or suggest that one of our products presents an unacceptable risk to patients, including when used off-label by physicians, we may be forced to recall our product or withdraw it from the market.

Any failure to comply with continuing regulation by the FDA or other federal or state authorities could result in enforcement action that may include regulatory letters requesting compliance action, suspension or withdrawal of regulatory clearances or approvals, product recall, modification or termination of product marketing, entering into a consent decree, seizure and detention of products, paying significant fines and penalties, criminal prosecution and similar actions that could limit product sales, delay product shipment and harm our profitability. Any of these actions could materially harm our business, financial condition and results of operations.

The possibility of non-compliance with manufacturing regulations raises uncertainties with respect to our ability to manufacture our products.  Our failure to meet strict regulatory requirements could require us to pay fines, incur other costs or even close our facilities.

The FDA and other federal and state regulatory authorities require that our products be manufactured according to rigorous standards, including, but not limited to, Quality System Regulations, Good Manufacturing Practices and International Standards Organization, or ISO, standards. These federal and state regulatory authorities conduct periodic audits of our facilities and our processes to monitor our compliance with applicable regulatory standards. If a regulatory authority finds that we fail to comply with the appropriate regulatory standards, it may require product validation, new processes and procedures or shutdown of our manufacturing operations. It may impose fines on us or delay or withdraw clearances or other regulatory approvals. If a regulatory authority determines that our non-compliance is severe, it may impose other penalties including limiting our ability to secure approvals or clearances for new products. In addition, many of the improvements we make to our manufacturing process must first be approved or cleared by the FDA and other federal and state regulatory authorities. Our failure to obtain the necessary approvals and clearances may limit our ability to improve the way in which we manufacture our products.

Risks Relating to Our Intellectual Property and Potential Litigation

We may in the future become subject to claims that our products violate the patent or intellectual property rights of others, which could be costly and disruptive to us.

We operate in an industry that is susceptible to significant patent litigation, and in recent years, it has been common for companies in the medical device industry to aggressively challenge the rights of other companies to prevent the marketing of new or existing devices. As a result, we or our products may become subject to patent infringement claims or litigation. Further, one or more of our applications may become subject to interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, or the foreign equivalents thereof to determine the priority of claims to inventions. The defense of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereof, as well as related legal and administrative proceedings, are both costly and time consuming and may divert management’s attention from other business concerns. Any negative outcome could have a material adverse effect on our business, financial condition and results of operations and could:

• subject us to significant liabilities to third parties, including treble damages;
• require disputed rights to be licensed from a third party for royalties that may be substantial;
• require us to cease using such technology; or
• prohibit us from selling certain of our products.

If our intellectual property rights do not adequately protect our products, we may lose market share to our competitors and be unable to operate our business profitably.

Our intellectual property is essential to our business, and our ability to compete effectively with other companies depends on the proprietary nature of our technologies.  Our manufacturing methods enables  us to produce our products in a cost and time efficient manner, allowing us to pass on our savings to our customers and charge reduced prices to our customers for our products.  We do not have patent protection for our manufacturing method or products.  We rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position.  Although we have entered into confidentiality agreements with our employees and independent contractors, there can be no assurance that that such agreements can fully protect our intellectual property, be enforced in a timely manner or that any such employees or consultants will not violate their agreements with us.

Furthermore, we may have to take legal action in the future to protect our trade secrets or know-how, or to defend them against claimed infringement of the rights of others. Any legal action of that type could be costly and time-consuming to us, and we cannot assure you that such actions will be successful. The invalidation of key proprietary rights which we own or unsuccessful outcomes in lawsuits to protect our intellectual property may have a material adverse effect on our business, financial condition and results of operations.

If we cannot adequately protect our intellectual property rights, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and, as a result, our business, financial condition and results of operations.

Risks Relating to this Offering and Ownership of Our Common Stock

Because there has not been a public market for our common stock and our stock price may be volatile, investors may not be able to resell their shares.

Prior to this offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investors’ interests will lead to an active trading market for our common stock or whether the market price of our common stock will be volatile following this offering. If an active trading market does not develop, investors may have difficulty selling any of our common stock that they buy.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable research or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. Equity research analysts may elect not to provide research coverage of our common stock, which may adversely affect the market price of our common stock. If equity research analysts do provide research coverage of our common stock, the price of our common stock could decline if one or more of these analysts downgrade our common stock or if they issue other unfavorable commentary about us or our business. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Future sales of our common stock by our existing shareholders could cause our stock price to decline.

The Company will have a significant number of restricted shares that will become eligible for sale shortly after this registration statement is declared effective. We currently have 2,793,700 shares of our common stock outstanding, all of which are restricted securities. Of such amount, the shares being registered herein (74,950 shares) will be eligible for sale immediately upon the effectiveness of this registration statement. All of the remaining 2,718,750 shares will be eligible for resale under Rule 144 within ninety days of us being a reporting company under Section 13 or 15 of the Exchange Act; however 1,909,000 will be held by affiliates and will be subject to the limitations described under “Shares Eligible For Future Sale.” It is conceivable that following the holding period, many shareholders may wish to sell some or all of their shares. If our shareholders sell substantial amounts of our common stock in the public market at the same time , the market price of our common stock could decrease significantly due to an imbalance in the supply and demand of our common stock. Even if they do not actually sell the stock, the perception in the public market that our shareholders might sell significant shares of our common stock could also depress the market price of our common stock.

 A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

Our directors and executive officers will continue to have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control.

Based on their beneficial ownership as of  March 31 , 2011, we anticipate that our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 74.12% of our outstanding common stock following the completion of this offering, Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other significant corporate transactions. These shareholders may have interests that differ from those of our investors, and they may vote in a way with which our investors disagree and that may be adverse to the interests of our investors. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may affect the market price of our common stock. This concentration of ownership of our common stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our shareholders.

Dr. Dresnick and Ms. Cattabriga do not currently devote all of their time to our Company.

Acting as our President and Chief Executive Officer is not the sole business activity of Dr. Dresnick, nor is Ms. Cattabriga’s sole business activity that of acting as our Chief Financial Officer.  Each of Dr. Dresnick and Ms. Cattabriga have complete discretion to decide how much time they will devote to our business.

Various factors may inhibit a takeover that shareholders consider favorable.

Provisions of our Articles of Incorporation and Bylaws, applicable provisions of Florida law and various other factors may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. The factors that may discourage takeover attempts or make them more difficult include:

Anti-Takeover Effects of Provisions of the Charter and of Florida Law

Our Articles of Incorporation and the Florida Business Corporation Act contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many shareholders may find attractive. The existence of these provisions which are described below could limit the price that investors might otherwise pay in the future for shares of our common stock.

Articles of Incorporation and Bylaws

Stock Issuance.     Our board of directors, without shareholder approval, has the authority under our articles of incorporation, as amended, to issue up to 10,000,000 shares of our stock. As a result, common stock could be issued quickly and easily to delay or prevent a change of control or make removal of management more difficult. This provision may significantly affect another person or entity’s interest in acquiring a substantial or controlling position in shares of our common stock and enhance the ability of our board of directors to take action in light of such an acquisition by a third party.

Blank Check Preferred Stock.    Our Articles of Incorporation do not specify the type of stock that is authorized.  Therefore, our board of directors, without shareholder approval, has the authority under our articles of incorporation, as amended, to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Florida Anti-Takeover Statute

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless
(i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

As a result of our becoming a public company, we will become subject to additional reporting and corporate governance requirements that will require additional management time, resources and expense.

In connection with this filing, we will become obligated to file with the U.S. Securities and Exchange Commission annual and quarterly information and other reports that are specified in the U.S. Securities Exchange Act of 1934. We will also become subject to other reporting and corporate governance requirements the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which will impose significant compliance and reporting obligations upon us.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a newly public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Our management will be required to report on our internal controls over financial reporting under Section 404 commencing in fiscal year 2011. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.

We do not intend to declare dividends on our stock.

We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our Board of Directors. Therefore, you should not expect to receive dividend income from shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling security holders.

BUSINESS

 Company Overview

Internal Fixation Systems, Inc ("IFS" or the “Company”) is a medical technology company specializing in the manufacture and marketing of generic orthopedic and podiatric surgical implants. The Company’s products are manufactured at our facilities located in Miami, Florida in accordance with our proprietary manufacturing processes and are used for the treatment of bone fractures such as fractures of the hand and foot. Our cannulated screws and bone fixation devices have received FDA approval under the premarket notification (510(k) clearance) process. Our strategy is to offer generically priced surgical implants that are equivalent in quality, design, functionality and materials to those sold by the industry’s top surgical companies.

Our customers range from large enterprises to independent surgeons and our primary customers include (i) doctors that perform surgery in their offices (ii) surgery centers and (iii) hospitals. To date, a substantial amount of our revenue has been derived from sales of products to surgery centers.  At the present time, we sell our products primarily in the State of Florida.

We were incorporated in the State of Florida in March 2006.  Our principal offices are located at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143.  Our telephone number is (305) 342-9552.

History

We were incorporated in the State of Florida in March 2006.   We started offering our initial product line of 3.0/3.5/4.0 cannulated screws on April 1, 2008 in South Florida and the East Coast of Florida.

Existing Products

We manufacture and market generic orthopedic and podiatric surgical implants. We have developed our own proprietary custom programming for the CNC Swiss-Turn machines that reduces manufacturing steps and eliminates post-production processing (See “Competition” for additional information regarding manufacturing processes.) Specifically, we manufacture and market products that are used by orthopedic surgeons and podiatrists to provide an accurate means of setting and stabilizing fractures and for other reconstructive procedures. They are intended to aid in the healing process.

We currently have FDA approval to manufacture and sell cannulated screws and Kirschner wires (K-wires). Our bone fixation devices are approved for use in the fixation of bone fractures and for bone reconstruction.  K-wires are used as guide pins for insertion of other implants or implantation through the skin so that traction may be applied to the skeletal system. To date, the only products that we have sold have been our cannulated screws and K-wires.  Cannulated screws are screws that have a hollow center which allows for precise placement by way of K-wires into the desired location. Our screws are generally intended for use for fractures and surgeries of small bones, such as the hand, wrist and forefoot. Our cannulated screws have been approved for use in the treatment of bone fractures, such as fractures of the tarsals and metatarsals and for metatarsals and phalangeal osteotomies and arthrodesis of the hand and foot.  Specifically, they are intended for: (i) fractures of carpals and metacarpals; (ii) carpal and metacarpal arthrodesis; (iii) small fragments of the hand and wrist; (iv) certain metatarsal phalangeal applications; (v) metatarsal and phalangeal osteotomies; and (vi) ligament fixation.

Cannulated screws are classified by size according to their surgical application. We sell several different types of cannulated screws, including: (i) thirty two different lengths of 2.0mm diameter cannulated short thread screws; (ii) thirty one different lengths of 2.0 mm diameter cannulated long thread screws; (iii) twenty eight different lengths of 2.4mm diameter cannulated short thread screws; (iv) twenty six different lengths of 2.4 mm diameter cannulated long thread screws; (v) twenty six different lengths of 3.0 mm diameter cannulated short thread screws; (vi) twenty six different lengths of 3.0 mm diameter cannulated long thread screws; (vii) twenty one different lengths of 3.5mm diameter cannulated partial thread screws; (viii) twenty one different lengths of 3.5 mm diameter cannulated full thread screws; (ix) twenty one lengths 4.0mm diameter cannulated short thread screws; (x) twenty one lengths of 4.0 diameter cannulated long thread screws; (xi) thirty two different lengths of 2.4mm diameter cannulated headless short thread screws; (xii) thirty two different lengths of  2.4mm cannulated diameter headless long thread screws; (xiii) thirty one different lengths of 3.0 mm diameter cannulated headless short thread screws; (xiv) twenty nine different lengths of 3.0 mm diameter cannulated headless long thread screws; and  (xv) twenty eight different lengths of 2.0mm diameter cannulated short thread screws and twenty six different lengths of 2.0mm diameter cannulated long thread screws. We also sell several types of Kirschnerwires (stainless steel pins available in different diameters with various tips), including threaded and non-threaded for use in the fixation of fractures and skeletal traction.

We are currently developing for sale small cannulated screw and instrument sets, locking mini fragment plates, locking small fragment plates, and locking distal radius plates and corresponding instrument sets.  In August 2010, we submitted a Premarket Notification (510(k)) to the FDA to cover locking distal radius plate and corresponding instrument sets. We expect to receive FDA approval by the end of the second quarter of 2011 and that these products will be available for sale by year-end.

Overview of IFS

Our sales strategy is to capitalize on the environment of declining reimbursements affecting the orthopedic and podiatric market place by offering high quality cost effective surgical implants that are equivalent in quality, design, functionality, and materials to the current industry “Gold Standards” whose patents have expired.  By manufacturing our own products we believe we can produce quality products inexpensively and sell the products at prices that are attractive and enable customers to balance their need for quality with pricing.  In addition, since our products are similar to those already used in the industry, our regulatory and approval costs are lower than would be for new, or novel, products first seeking FDA approval.

Economic Environment

Industry Overview

The orthopedic trauma market is divided into three segments- internal fixation, external fixation and long bone stimulation.  The products that we sell fall within the internal fixation segment.  This is the largest segment of the orthopedic trauma market. According to a 2009 report by Freedonia, orthopedic implants comprise one of the fastest growing segments of the medical supply and device industry and total demand for all orthopedic implants is expected to increase 8.8% annually to $25.8 Billion in 2014.  The 2010 publicly filed Annual Reports of competitors such as Synthes,Inc, and Stryker Corporation, indicate that their revenues grew at an average rate of 8.75% from 2009 to 2010. Stryker, Inc., the industry leader with over 50% of the market, saw its revenue increase  8.6% from 2009 to 2010. This data supports the overall growth rates projected in the Freedonia report.

The market for cannulated screws is currently dominated by five companies, however, Synthes USA has the largest market share with almost 50% of the market.  The other four companies (DePuy Orthopedics, Inc., Zimmer, Inc., Stryker Corporation and Smith & Nephew, Inc.) account for approximately 39% of the market and various other companies comprising the rest of the market.

An aging population is driving growth in the orthopedic products market. Many conditions that require orthopedic surgery affect people in middle age or later in life. According to the U.S. Consumer Product Safety Commission, football related toe, foot and ankle injuries have been rising since 2003.  In that year there were approximately 49,000 toe, foot and ankle injuries related to football compared to 2007 which included 62,000 injuries.  As the baby boomer population ages and life expectancy increases, the elderly will represent a higher percentage of the overall population. According to a 2007 U.S. Census Bureau projection, the U.S. population aged 55 to 74 is expected to grow at approximately three times the average rate of population growth from 51 million and 18% of the population in 2007 to 76 million and 22% of the population by 2027.

Manufacturing Capabilities

Currently, all of our end products are manufactured by us in-house. We manufacture our products at our facility located in Miami, Florida. We currently sublease and occupy 2,000 square feet of manufacturing space with the capability of expanding up to 6,000 square feet. The facility sublease continues through March 2012 at a rate of $3,177 per month plus the payment of certain expenses. Currently, the stainless steel used to make our screws and plates used in the manufacturing process as well as the surgical instruments and the Kirschner wires we sell are purchased from third party vendors.

We currently have at our facilities two Swiss-Turn CNC Model M16 machines with bar feeders which produce screws and a Haas CNC Super Mini Milling Machine which manufactures plates. We have developed our own proprietary custom programming for the CNC Swiss-Turn machines that reduces manufacturing steps and eliminates post-production processing.  (See “Competition”  for additional information regarding manufacturing processes.) We currently lease or sublease the machines that are used in our manufacturing process.

We have a capital lease for one Citizen Swiss-Turn M16 and the Haas CNC Super mini Mill. The two equipment leases expire in 2014 and require payments of $57,258 for 2011 through and including 2013 and $35,316 for 2014.  Payments under the lease for the Swiss-Turn Machine have been personally guaranteed by our Chief Executive Officer.

We entered into a non-cancellable sublease agreement with a former shareholder for the commercial operating facilities as well one of the Swiss Turn CNC Machines (Manberi Citizen-Cincom, Serial # P15284). The sublease expires April 1, 2012 and requires monthly payments of $5,660.

Raw Materials

The principal raw material used in our products is stainless steel.  We use a grade 316L stainless steel for our products which we currently obtain from two suppliers located in the State of Indiana.  We do not have a written agreement with any of our suppliers as we generally purchase the stainless steel through purchase orders rather than long-term supply agreements and therefore have no guarantees of minimum supply quantities.  We also generally do not maintain large volumes of inventory. While alternative suppliers exist and have been identified, the disruption or termination of the supply of components and component assemblies could cause a significant increase in the cost of these components, which could affect our operating results. Our dependence on a limited number of third-party suppliers and the challenges we may face in obtaining adequate supplies involve several risks, including limited control over pricing, availability, quality and delivery schedules.

Customers and Marketing

To date, our market focus has been in the State of Florida, specifically South Florida and the East Coast of Florida, where we have sold products to: (i) doctors that perform surgery in their offices, (ii) surgery centers, and (iii) hospitals. For the year ended December 31, 2010 approximately 3% of our revenue was derived from one doctor, 64% was derived from twenty-four surgery centers and 33% was derived from ten hospitals. The balance has been derived from revenue from the performance of services. For the year ended December 31, 2009, approximately 2% of our sales were derived from two doctors, 70% was derived from fourteen surgery centers and 28% was derived from five hospitals. For the years ended December 31, 2010 and 2009, we derived $49,498 (33%) and $75,612 (39%) of our net sales revenue, respectively, from a surgical facility in which one current shareholder  continues to have a financial interest.  During 2009, in addition to the one director that had and continues to have a financial interest in such facility, our Chief Executive Officer had an investment interest in such facility and our Chief Financial Officer was employed to work at such facility. Since May 2009 our Chief Executive Officer and Chief Financial Officer are no longer investors in or employed by such facility.

Distribution

All of our sales revenue to date has been made from direct sales to customers of our cannulated screws.  We have not and do not intend to use distributors for the sale of our products and instead intend to rely upon our own internal sales force which we expect to build over time.   We currently have one full time employee, Ken West, our Vice President of Sales, who is responsible for developing and managing our sales force which is comprised of three independent contractors.  Each representative has a specific territory for which he or she is responsible for attracting new customers, providing products to customers, collecting payment information and ensuring customer satisfaction. The three regions are South Florida (Miami to Melbourne), Los Angeles and Southwest Florida (Naples to Sarasota), Other than a confidentiality agreement, we do not have a written agreement with any of our independent sales representatives. Given sufficient capital and attractive commercial prospects we expect to expand our distribution efforts throughout the United States.  However, establishing a successful sales force will require the expenditure of substantial amounts of capital. Each representative is given a number of surgical sets (actual number determined by size of territory and usage), each of which include approximately 700 screws of different lengths and with and without heads and with short threads and long threads. This inventory is necessary to have on hand so that at the time of surgery the surgeon will have the appropriate screw in both type as well as length. Representatives will either drop off sets at facilities that call and schedule surgeries or leave sets at facilities that are of high volume and use the sets daily. Once a case is completed, the representative sends in a surgery usage report to the Company so that an invoice can be prepared and the facility is then billed.

Funding

To date, we have met our financing needs through private sale of shares of our common stock and other equity securities and loans from investors.  If our revenue from sales is not sufficient to meet our ongoing expenses we will need additional financing.

RESEARCH AND DEVELOPMENT

During the years ended December 31, 2010 and 2009, our research and development costs were $35,874 and $24,000, respectively. For the year ended December 31, 2010, our research and development costs were $35,874, and were included as a component of selling, general and administrative expense. Research and development costs incurred for the year ended December 31, 2009 were included in the weighted average inventory costs and capitalized as inventory. Inasmuch as we typically manufacture products that are substantially equivalent to products that have already been approved by the FDA, our research and development costs are a small percentage of our expenses.

COMPETITION

The medical device industry is highly competitive. We face direct competition from Synthes USA, DePuy Orthopedics, Inc., Zimmer, Inc., Stryker Corporation, Smith & Nephew, Inc., Osteomed, L.P., OrthoPro, Inc., Vilex, Inc. and Nexa Orthopedics, Inc., and face indirect competition from several companies that offer alternative products. Certain of our competitors have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than ours and have more established reputations with our target customers, as well as global distribution channels that may be more effective than ours. Our strategy is to offer generically priced surgical implants that are equivalent in quality, design, functionality and materials to those sold by the industry’s top surgical companies at prices that are lower than those of our competitors for similar products. We have developed our own proprietary custom programming and tooling for the CNC Swiss-Turn machines used to make our current line of screws. Rather than performing the broaching (putting the head on the screw) and the fluting (cutting a groove on the tip to make screwing into cortical bone easier) procedures on two separate machines in addition to the CNC-Swiss Turn, we have developed our own proprietary programming and tools so that these two steps could be done on the Swiss Turn machine in addition to the other 32 manufacturing steps that are involved in making our screws on that single machine This allows us to use only one machine in the manufacturing process instead of three machines that are typically used, eliminates the need for multiple operators and reduces the need to move screws from one machine to another.. Our manufacturing process is more efficient and allows us to provide products at prices which are generally lower than those of our competitors.

The medical device industry is characterized by rapid change resulting from technological advances and scientific discoveries. Our competitors may develop and offer technologies and products that are more effective, have better features, are easier to use, less expensive or more readily accepted by the marketplace than ours. Their products could make our technology and products obsolete or noncompetitive. Our competitors may also be able to achieve more efficient manufacturing and distribution operations than we may be able to and may offer lower prices than we could offer profitably. We may decide to alter or discontinue aspects of our business and may adopt different strategies due to business or competitive factors or factors currently unforeseen, such as the introduction by our competitors of new products or new medical technologies that would make our products obsolete or uncompetitive.

In addition, consolidation in the medical device industry could make the competitive environment more difficult. The industry has recently experienced some consolidation, and there is a risk that larger companies will enter our markets. Consolidation has resulted and will likely continue to result in greater pricing pressures and the exclusion of certain suppliers from important markets as group purchasing organizations, independent delivery networks and large single accounts continue to use their market power to consolidate purchasing decisions. If a group purchasing organization excludes us from being one of their suppliers, our long-term net revenue could be adversely impacted. We expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide health care industry, which may exert further downward pressure on the prices of our products

TRADEMARKS AND PATENTS

We regard our trade secrets, proprietary technologies and similar intellectual property as important to our success and we rely on trade secret protection and confidentiality agreements with employees, customers and suppliers and others to protect our proprietary rights.   We do not have patent protection for our manufacturing method or products.   The steps we take to protect our proprietary rights in our intellectual property may not be adequate to prevent misappropriation of our intellectual property.

REGULATION

The Company currently manufactures, markets and sells products exclusively in the United States. In the U.S., numerous laws and regulations govern all the processes by which medical devices are brought to market. These include, among others, the Federal Food, Drug and Cosmetic Act and regulations issued or promulgated thereunder. The FDA has enacted regulations that control all aspects of the development, manufacture, advertising, promotion and post market surveillance of medical products, including medical devices. In addition, the FDA controls the access of products to market through processes designed to ensure that only products that are safe and effective are made available to the public.

The division of the FDA responsible for orthopedic implants and other implantable devices is the Center for Devices and Radiologic Health.  Before medical devices can be sold in the United States they have to go through the FDA review process, either Pre market approval for devices that are fairly new or the 510(k) review which is designed for devices that are similar to those currently on the market.

All of our products fall into FDA classifications that require the submission of a Premarket Notification (510(k)) to the FDA. This process requires us to demonstrate that the device to be marketed is at least as safe and effective as, and that is, substantially equivalent to, a legally marketed device. We must submit information that supports our substantial equivalency claims. Before we can market any new device, we must receive an order from the FDA finding substantial equivalence and clearing the new device for commercial distribution in the United States. The FDA has the authority to: halt the distribution of certain medical devices; detain or seize adulterated or misbranded medical devices; or order the repair, replacement or refund of the costs of such devices. There are also certain requirements of state, local and foreign governments that we must comply with in the manufacture and marketing of our products.

Further, we are subject to various federal and state laws concerning healthcare fraud and abuse, including false claims laws and anti-kickback laws. These laws are administered by, among others, the U.S. Department of Justice, the Office of Inspector General of the Department of Health and Human Services and state attorneys general. Many of these agencies have increased their enforcement activities with respect to medical device manufacturers in recent years. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, fines, imprisonment and, within the United States, exclusion from participation in government healthcare programs, including Medicare, Medicaid and Veterans Administration (VA) health programs.

Our facilities and operations are also subject to complex federal, state, local and foreign environmental and occupational safety laws and regulations, including those relating to discharges of substances in the air, water and land, the handling, storage and disposal of wastes and the clean-up of properties by pollutants. We do not expect that the ongoing costs of compliance with these environmental requirements will have a material impact on our consolidated earnings, capital expenditures or competitive position.

Employees

Prior to October 2010, we had no full time employees and seven people were paid as consultants. One of the consultants, the current Vice President of Sales, earned commissions on sales of products. We currently have 7 full time employees and expect to hire approximately eight employees over the next 12 months, which will cause us to incur additional costs.

Property

Our principal office is located at 5901 SW 74th Street, Suite 408, South Miami, Florida 33143. We currently have lease space consisting of approximately 1,722 square feet with monthly payments of $3,750 per month which we lease pursuant to the terms of a one year lease. We believe these facilities are adequate to serve our present needs.

Our products are manufactured at our facility located at 10100 NW 116th Way, Suite 18, Medley, Florida. We currently occupy 2,000 square feet of manufacturing space with the capability of expanding up to 6,000 square feet. We entered into a non-cancellable sublease agreement with a company owned by a former shareholder for the commercial operating facilities. The facility sublease continues through October 2012 at a rate of $3,117 per month plus the payment of certain expenses.

Legal Proceedings

We are not a party to any material legal proceedings.

We may occasionally become subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

MARKET PRICE OF COMMON STOCK AND OTHER SHAREHOLDER MATTERS

We intend to have our common stock listed on the OTC Bulletin Board. Our common stock is not currently traded on any market or securities exchange and there has been no public market for our common stock. No assurance can be given that our common stock will trade on the OTC Bulletin Board or any other exchange

Holders

As of April 15 , 2011, there were approximately 73 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. We do not anticipate having any earnings from which to pay dividends in the foreseeable future and currently intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Purchase of Equity Securities by the Small Business Issuer and Affiliated Purchasers

We did not repurchase any shares of our common stock during the year ended December 31, 2010.

Sales of Unregistered Securities

The following information sets forth certain information with respect to all securities which we have sold since inception, other than the securities issued to our initial shareholders in connection with our formation and initial funding.  We did not pay any commissions in connection with any of these sales.

In January 2010 we issued options exercisable for an aggregate of 125,000 shares of our common stock at a price of $0.20 and expiring on January 14, 2015 to 1 employee, Alberto Ruiz (75,000) and one consultant, Robert Dunne, (50,000).  These securities were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

From February 2010 through July 2010, we issued 644,500 shares of our common stock to 28 investors as part of a bridge loan. The promissory notes issued in connection with the bridge loan bear interest at an annual rate of 9% per annum and provide for the issuance of one share of common stock for each one dollar of principal amount of the note. These securities were issued in reliance upon Section 4(2) of the Act. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In February 2010 we issued warrants exercisable for 50,000 shares of common stock at an exercise price of $.10 per share to Neal Moskowitz, as was agreed to in December 2009 in accordance with the terms of a consulting agreement we entered into with him. The warrants, which were to expire in January 2014, were exercised in September 2010. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In March 2010, we issued an option exercisable for 100,000 shares of common stock at an exercise price of $.20 to 1 consultant for services rendered. The option expires in March 2013.  These securities were issued in reliance upon Section 4(2) of the Act. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, this investor had the necessary investment intent as required by Section 4(2) since this investor agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In March 2010, we issued warrants exercisable for 100,000 shares of common stock at an exercise price of $.20 per share as part of a bridge loan to one individual. The warrants expire in March 2013. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, this investor had the necessary investment intent as required by Section 4(2) since this investor agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering

In May 2010, we issued 1,999,000 shares to 5 individual investors in connection with a forward stock split.

In August 2010 we issued warrants exercisable for 125,000 shares of common stock to one individual at an exercise price of $.25 per share as part of a loan. The warrants expire in April 2013. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, this investor had the necessary investment intent as required by Section 4(2) since this investor agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In September 2010, we issued 59,200 shares at a price of $.50 per shares to 37 individual investors for aggregate consideration of $29,600. We issued an additional 40,000 shares to Neal Moskowitz. for services at the equivalent price of $.50 per share for aggregate consideration of $20,000, and we issued 50,000 shares upon the exercise of warrants with a strike price of $.10 per share that had been issued to Mr. Moskowitz by the Company. At the direction of Neal Moskowitz, shares were distributed as follows: 25,000 to Ian Moskowitz (minor son of Neal Moskowitz), 25,000 to Evan Moskowitz (minor son of Neal Moskowitz), 30,000 to Larry Moskowitz (brother of Neal Moskowitz), and 10,000 to Neal Moskowitz. These shares were issued in reliance upon Section 4(2) of the Act and Regulation D promulgated thereunder. The offering and sale of the common stock did not involve a public offering and the conditions to Regulation D were met. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In October 2010, we issued options exercisable for an aggregate of 610,000 shares of our common stock to 6 employees and consultants. All of the options other than options exercisable for 10,000 shares of our common stock are exercisable at a price of $.20 per share, and the 10,000 shares are exercisable at an exercise price of $1.00 per share. Of such options, options exercisable for (i) 150,000 shares of our common stock expire on October 1, 2012, and (ii) 460,000 shares of our common stock expire on October 1, 2013. These securities were issued in reliance upon Section 4(2) of the Act. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In November and December of 2010, we issued convertible notes in the principal amount of $524,500 to twenty-one individuals in exchange for promissory notes that we had previously issued to such individuals in the same principal amount. We also issued $237,000 convertible notes to additional investors. $711,500 of these notes are convertible at the option of the holder at any time after their issuance at a price equal to 85% of the daily volume-weighted average price of our common stock for the ten days prior to such conversion if our stock is publicly traded at the time of conversion and $2.00 per share if our stock is not publicly traded at the time of conversion. $711,500 of these notes bear interest at an annual rate of 5% and mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture. The remaining $50,000 of these notes are convertible at $1.00 per share and bear interest at an annual rate of 8% and mature in December 2014. The exchanged  securities were issued in reliance upon Section 3(a)(9) of the Act and the newly issued convertible notes were issued in reliance on Section 4(2) of the Act. The offering and sale of the securities did not involve a public offering. The issuance did not involve any additional commission or other remuneration and did not involve any general solicitation or advertising by us. Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

At various dates during January, February and March 2011, convertible debentures of $320,700 were issued by the Company to eighteen individuals, in varying amounts with an interest rate of 5 percent. These notes mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture. These notes are convertible at the option of the holder at any time after their issuance at a price equal to 85% of the daily volume-weighted average price of our common stock for the ten days prior to such conversion if our stock is publicly traded at the time of conversion and $2.00 per share if our stock is not publicly traded at the time of conversion. These securities were issued in reliance upon Section 4 (2) of the Act. The offering and sale of the securities did not involve a public offering. The issuance did not involve any additional commission or other remuneration and did not involve any general solicitation or advertising by us. Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Financial Operations Overview

We have only recently commenced operations and have generated only minimal revenues.  Our principal business activities to date have been the sale of our cannulated screws.  From our inception to December 31, 2010, we have an accumulated deficit of $757,218.

Since inception, we have financed our operations from the sale of common stock and other securities and loans from investors and related parties. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months. Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan. We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.
We may need to raise additional money in order to establish a sales network for the manufacture and distribution of our products and to advertise such products. In addition, we will need to hire personnel to run our day to day operations. We plan to obtain the necessary funds through a combination of revenue derived from sales of products and if needed, an offering of our securities. If we are unable to obtain this additional working capital, or if we encounter unexpected expenses, we may not have enough working capital to implement our business plan.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Accounting estimates are formulated by using past historical data, including invoices, purchase orders, and comparable alternative costs when available. Use of this information is subject to change due to the uncertainty attached to the underlying estimates and assumption since historical data is not necessarily indicative of actual results. We have had had success in the use of accounting estimates in the past without any material modifications required. Where estimates have differed from actual results, the difference has been recorded in the current period of the financial statements.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management's estimate of the amount of accounts receivable that will actually be collected. This estimate will affect Net Accounts Receivables and thus makes this policy a critical accounting policy. Estimates are determined on a client by client basis based upon the age of the receivable as well as any additional information known about the customer that would make the estimate higher or lower. This estimate is evaluated monthly as customer situations change frequently. As the company grows, the ability of the Company to accurately determine the allowance for doubtful accounts may change which can have a beneficial effect on the financial statements or a deleterious effect.

Inventory

Our inventory consists primarily of raw materials, manufactured and purchased finished goods available for sale. Inventory is valued at the lower of cost or market determined by the weighted average method.  Inventory that we estimate will not be used within the next business cycle is considered non-current inventory.

Components capitalized in the weighted average cost method include contract labor, rent, raw material purchases, insurance, depreciation & amortization, drawing fees, repairs and maintenance and property tax expenses. Accounting estimates are used to accrue expenses incurred in one accounting period but paid in another accounting period. Accounting estimates primarily are based on contract labor costs and estimated periodic insurance and property tax expense associated with production equipment.

Since the Company’s inventory is the main source of generating sales revenue, it is considered a critical accounting policy. The Company cannot generate revenue without having appropriate levels of inventory on hand.

Management’s estimates used to determine inventory are based on assumptions, methods and other conditions. Changes in the assumptions, methods or other conditions may affect the Company’s financial statements and lead the reader to a different conclusion about the Company’s financial position. Use of this information is subject to change due to the uncertainty attached to the underlying estimates, assumptions or other conditions. All assumptions, methods and other conditions have been, and are based upon information available to management to formulate estimates to be used for financial statement purposes. Actual results could differ from those estimates and could adversely impact the Company.

Property and Equipment

Property and equipment is stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred with improvements and betterments capitalized. Upon disposition, original asset cost and related accumulated depreciation are removed from the accounts with any gain or loss recognized. Depreciation expense is computed using the straight-line method over related assets estimated useful lives for financial statement purposes.  All of the assets in service have a 5 year estimated useful life.

Property and equipment is critical for producing inventory. Without property and equipment the Company would have no means to create inventory, thus making property and equipment a critical accounting policy.

Management's estimates used to determine property and equipment are based upon assumptions, methods and other conditions. Property and equipment's useful life has been estimated based upon management's knowledge of the property and equipment as well as expectations of the use of the property and equipment. Changes in the assumptions, methods or other conditions may affect the Company's financial statements and lead the reader to a different conclusion about the Company's financial position. Use of this information is subject to change due to the uncertainty attached to the underlying estimates, assumptions, methods or other conditions. All assumptions, methods and other conditions have been made based upon information available to management to formulate estimates to be used for financial statement purposes. Actual results could differ from those estimates. Differences could adversely impact the Company.

Impairment of Long-Lived Assets

We review property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. Assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. FASB ASC 350, Goodwill and Other Intangibles Assets, (“ASC 350") addresses the accounting for goodwill and other intangible assets. Under ASC 350, goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed on an annual basis for impairment, or sooner if there is an indication of impairment.

Impairment of long-lived assets is critical for determining the financial statement presentation of the Company's key assets. Impairment of these assets can impact the cost of inventory or general and administrative costs, thus impacting several key financial ratios (i.e. quick, current, debt to equity) that can reduce the Company's ability to obtain future financing, generate future sales, or require additional capital expenditure to replace such long-lived assets. All of these considerations make the impairment of long-lived assets a critical accounting policy.

Management's estimates used to determine impairment of long-lived assets are based upon assumptions, methods and other conditions. Current estimates are based upon the life of the long-lived assets and the operating functionality of these long-lived assets. No long-loved asset has been impaired in the Company's history. Changes in the assumptions, methods or other conditions may affect the Company's financial statements and lead the reader to a different conclusion about the Company's financial position. Use of this information is subject to change due to the uncertainty attached to the underlying estimates, assumptions, methods or other conditions. All assumptions, methods and other conditions have been made based upon information available to management to formulate estimates to be used for financial statement purposes. Actual results could differ from those estimates. Differences could adversely impact the Company.

Results of Operations

Year ended December 31, 2010 compared to year ended December 31, 2009

Revenue - During the year ended December 31, 2010 as compared to the year ended December 31, 2009, our net sales decreased 8.3% to $148,122 from $161,607. Our decrease in sales was attributed to reduced sales effort while we awaited the manufacture of a full assortment of annulated screws and bore fixation devices to be available for sale.

Cost of Sales - For the year ended December 31, 2010, cost of sales increased approximately 17% to $52,803 as compared to $45,095 for the year ended December 31, 2009. During 2010 the increase in cost of sales was due to the fact that the Company was better able to allocate costs between i) raw materials for screw manufacture (calculated in cost of goods) versus ii) the cost of products purchased and held for resale without any improvements (i.e. K-wires, instruments). Costs of goods purchased and held for resale during the year ended December 31, 2010 and 2009 were $12,612 and $7,928, respectively, and costs of screws sold, as calculated using the weighted average method, were $40,191 and $37,167, respectively. The weighted average cost per screw sold, which was $37.38 for the year ended December 31, 2009, declined to an average of $35.44 per screw sold for the year ended December 31, 2010 (a decrease of $1.94 per screw). This reduction in the weighted average cost per screw is attributable to an increase in the number of screws that were produced during the year ended December 31, 2010, a favorable variable cost factor involved in the production process, and an improved production process. The Company routinely monitors the cost of goods calculations. The Company also continues to explore outsourcing of production of certain goods like instruments and surgical sets.

Gross Profit –  Cost of sales as a percentage of net sales was approximately 36% for the year ended December 31, 2010 as compared to approximately 28% for the year ended December 31, 2009. Gross profit decreased approximately 18% to $95,319 for the year ended December 31, 2010 as compared to $116,512 for the year ended December 31, 2009.

Inventory – As discussed in cost of sales above, inventory is comprised of two components:  screw inventory which we manufacture, and the cost of products purchased and held for resale without any improvements (i.e. K-wires, drill bits and instruments).  Both screw and goods purchased and held for resale resulted in the overall increase in inventory to $767,194 for the year ended December 31, 2010 as compared to $352,049 for the year ended December 31, 2009.  A portion of the total value of inventory is carried as non-current which resulted in current total inventory of $470,476 for the year ended December 31, 2010 as compared to $121,584 for the year ended December 31, 2009.  Non-current inventory for the years ended December 31, 2010 and 2009 were $296,718 and $230,465 respectively.  For the year ended December 31, 2010 screw inventory was $690,018 as compared to $337,049 for the year ended December 31, 2009.  While inventory for goods purchased and held for resale during the year ended December 31, 2010 were $77,176 as compared to $15,000 for the year ended December 31, 2009.

The cost of total  inventory increased by almost 118 % primarily because of the increase in number of screws being held in inventory. Each surgical set requires an inventory of approximately 700 screws. This inventory is necessary so that surgeons will have the screws they need when they are in the middle of surgery. The more sets put into the field, the larger the inventory will become. It is anticipated that inventory will continue to grow. Overall screw production increased to 21,868 units for the year ended December 31, 2010 as compared to 13,145 units for the year ended December 31, 2009 (8,723 unit  increase).

Expenses- For the year ended December 31, 2010, total expenses increased 663% to $643,937 as compared to $84,445 for the year ended December 31, 2009. For the year ended December 31, 2010 officer compensation increased  to $274,875 as compared to $0 for the year ended December 31, 2009.  For the year ended December 31, 2010 professional fees increased $120,921 to $134, 202 as compared to $13,281 for the year ended December 31, 2009.  For the year ended December 31, 2010 non-officer compensation and related expenses increased $56,735 to $93,239 as compared to $36,504 for the year ended December 31, 2009.  For the year ended December 31, 2010 Other expenses increased $41,798 to $52,287 as compared to $10,489 for the year ended December 31, 2009.  For the year ended December 31, 2010 , R esearch and D evelopment expenses increased $35,874 as compared to 0$ for the year ended December 31, 2009.  For the year ended December 31, 2010 ,  travel, meals and entertainment increased $18,336 to $22,433 as compared to $4,097 for the year ended December 31, 2009 . Salaries, included in non-officer compensation and related expenses, increased dramatically as we brought employees on full time. Non-officer compensation and related expenses are anticipated to continue to grow in the future and every attempt will be made to match the additional employees with increased revenues. Sales commissions, included in non-officer compensation and related expenses, went up even though sales were down due to the hiring of a sales representative who was on commission only payment system. As we grow, commissions are expected to continue to grow and depending on the types of representatives the Company is able to hire, will determine the level of commissions that will be required. Our professional fees were primarily attributable to accounting and legal fees incurred in connection with our initial audit and the preparation of this registration statement on Form S-1. Other expenses will continue to grow as these expenses are necessary to sustain the day-to-day operations of the Company.

Operating (loss) Income – We experienced an operating loss   for the year ended December 31, 2010 of $548,618 as compared to an operating profit of $32,067 for the year ended December 31, 2009. The decrease was a direct result of the increase in operating expenses by $559,492. Net loss for the year ended December 31, 2010 was further increased by an increase in interest expense to $242,428 for the year ended December 31, 2010 as compared to $28,707 interest expense for the year ended December 31, 2009. The $213,721 increase in interest expense was the result of an increase in debt. Net loss for the year ended December 31, 2010 was $781,440 as compared to net income of $6,014 for the year ended December 31, 2009.

Liquidity and Capital Resources

Our primary source of cash proceeds during the year ended December 31, 2010 was derived from short-term loans from both related as well as unrelated third parties. The proceeds from these loans were used to finance operating activity needs during 2010.

(i)
$100,000 is due on a note issued to our Chief Executive Officer which bears interest at a rate of 9% per annum and is convertible into shares of common stock at a price of $0.20 per share upon a transaction where we merge with, are acquired by, or become a publicly traded company (a”Transaction”); however if the Company is not a publicly traded company by April 30, 2011, the note is payable by May 15, 2011. The financial statements reflect a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements.

(ii)
$100,000 is due on a note which bears interest at a rate of 9% per annum, which is secured by a lien on all of our assets was due December 2010 and is payable in full upon the earlier to occur of the consummation of a Transaction or June 15, 2011.

(iii)
$524,500 of promissory notes were exchanged for convertible debentures which bear interest at an annual rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder,

(iv)
 $187,000 of convertible debentures which bear interest at an annual rate of 5% that mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures;

(v)	$50,000 of convertible debentures which bear interest at an annual rate of 8% paid biannually commencing June 2011 and mature in December 2014;
(vi)	$129,306 is due in monthly installments of $3,577 expiring in April 2014, and
(vii)
 $97,488 was remaining on the $125,000 note issued to our Chief Executive Officer, which bears interest at a rate of 9% per annum, the maturity of which note was extended to the earlier of April 30, 2011 or the date a Transaction is consummated if a Transaction is consummated prior to October 31, 2010.

As of December 31, 2010:

Original Debt Amount	Payee	Principal Amount owed as of Dec 31, 2010	Maturity Date	Features

$100,000	CEO (Dresnick)	$100,000 ***	Matures on May 15, 2011, if a Transaction has not occurred by April 30, 2011
Interest rate  9%
Automatically convertible into shares of our common stock at a conversion price of $.20 per share upon the consummation of a Transaction Payable on May 15, 2011 if a Transaction does not occur prior to April 30, 2011.

$100,000	AHA Holdings, LLC	$100,000	Payable upon the earlier to occur of a Transaction or June 15, 2011	Interest rate 9% Secured by lien on all of Company’s assets
$524,500	Bridge Loan Investors Rollover	$524,500**	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*
$187,000	Additional Convertible Debenture Investors	$187,000	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*
$50,000	Additional Convertible Debenture Investor	$50,000	Dec 1, 2014	Interest rate 8% payable biannually commencing June 2011 Converts into shares of our common stock at a price of $1.00 per share.
$185,000	Star Medical Equipment Rental, Inc.	$129,306 ****	April 2014	Interest Rate 6% Payable $3,577 monthly
$125,000	CEO	$97,488 ****	April 30, 2011 since a Transaction was not consummated by October 31, 2010	Interest rate 9% Payable upon the earlier of April 30, 2011 or the consummation of a Transaction if such Transaction is consummated prior to October 31, 2010
$1,271,500		$1,188,294 Total

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.
** This amount includes $498,000 of the original Bridge Loan Investors who chose to rollover their loan, as well as $26,500 of Bridge Loan Investors who previously requested repayment and have subsequently elected to rollover into the Convertible Debenture.
***The amount shown is the gross principal due on this note as of December 31, 2010.  The financial statements reflect a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements.

Subsequent Events in 2011

****During 2011, $10,731 of principal was paid on the Star Medical Equipment Inc. note reducing the principal outstanding as of March 31, 2011 to $118,575.  Similarly $7,738 of principal was paid on the $125,00 note to our CEO reducing the principal outstanding as of March 31, 2011 to $89,750.

At various dates during January and February 2011, convertible debentures of $320,700 were issued by the Company to eighteen individuals, in varying amounts with interest rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder. We  may need to obtain additional funds in the next couple of months or in greater amounts than we currently anticipate.

Original Debt Amount	Payee	Amount Owed as of March 1, 2011	Maturity Date	Features

$320,700	Additional Convertible Debenture Investors	$320,700	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*

$320,700		$320,700Total

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.

In order to meet our working capital needs, we believe we will need to raise at least an additional $500,000 in capital upon the effectiveness of this registration statement through either an offering of debt or equity securities or a combination thereof. The amount of money that we need to raise may vary depending upon our revenue from sales. At this time, the Company does not have any specific plans for raising money and has not identified a source of financing nor has it set the terms of any such financing. These proceeds will help further operating activity cash-flow needs as well as allow for the purchase of additional production equipment to expand production operations from the current three machines that are in use.

At December 31, 2010 we had cash and cash equivalents of $12,691 as compared to $4,750 at December 31, 2009.   At December 31, 2010 we had a working capital deficit of $123,409. This deficit may be  mitigated by the conversion of the short term notes to shares of common stock in accordance with the terms of the notes. At December 31, 2009 the Company had a working capital deficit of $322,302. For the year ended December 31, 2010 our cash used in operating activities was $721,692. Our primary sources and uses of cash from operating activities for the year ended December 31, 2010 was income from operations, adjusted for noncash items of income and expense such as depreciation expense, deferred income taxes, bad debt and interest on bridge financing loan and other adjustments which included:

•	An increase in inventory related to increased production

•	An increase in accounts payable related to increased purchases of raw materials in anticipation of increased production & sales and an increase in professional fees to become a publicly traded company

•	An increase in accounts receivable

Net cash used in investing activities for the year ended December 31, 2010 was $77,970, of which $64,526 was attributable to the purchase of additional surgical sets. Net cash used in investing activities for the  year ended December 31, 2009 was $8,326, all of which was attributable to the purchase of equipment.

Net cash provided by financing activities for the  year ended December 31, 2010 was $807,603 which included a net amount of $624,500 from notes payable issued in connection with certain bridge financing, $237,000 from notes payable in connection with convertible debenture financing, $26,000 from proceeds of stock offerings, $33,600 from payment of subscriptions receivable, and $5,000 from the exercise of stock warrants, which was offset by $43,301 used to make capital lease payments and $75,196 used to make payments of related party loans and notes payable.

Net sales

To date, the revenue that we have generated has been minimal. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months.  Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan.  We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

Current and Future Financing Needs

We have incurred negative cash flow from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our advertising and marketing campaign, and our research and development efforts and fees in connection with regulatory compliance and corporate governance. The actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. If our anticipated sales for the next few months do not meet our expectations, our existing resources will not be sufficient to meet our cash flow requirements for the next few months. Furthermore, if our expenses exceed our anticipations, we will need additional funds to implement our business plan. We will not be able to fully establish our business if we do not have adequate working capital and if we do not have adequate working capital we may need to raise additional funds, whether through a stock offering or otherwise.

Our continued operations in the long term will depend on whether we are able to generate sufficient revenue from operations or raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. We will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs.

We entered into a non-cancellable sublease agreement with a former shareholder for the commercial operating facilities as well one of our Swiss Turn CNC Machines (Manberi Citizen-Cincom, Serial # P15284). The sublease expires April 1, 2012 and requires monthly payments of $5,660. During the years ended December 31, 2010 and 2009 we expended $104,000 and $89,000 under the facility and equipment sub lease agreements.   Our future minimum lease payments required under our sublease are as follows: 2011 - $77,283; and 2012 - $16,983.

We also have capital lease obligations for two other pieces of equipment that expire in 2014 as follows: 2011 - $57,258; 2012 - $57,258; 2013 - $57,258 and 2014 - $35,317.

of $1,188,294. Of such amount; (i) $100,000 is due on a note issued to our Chief Executive Officer which bears interest at a rate of 9% per annum and  is convertible into shares of common stock at a price of $0.20 per share  upon a transaction where we merge with, are acquired by, or become a publicly traded company (a”Transaction”); however if the Company is not a publicly traded  company by April 30, 2011, the note is payable by May 15, 2011. The balance due for financial statement purposes for this note is $52,514 which reflects a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements, (ii) $100,000 is due on a note which bears interest at a rate of 9% per annum, which is secured by a lien on all of our assets was due December 2010 and is payable in full upon the earlier to occur of the consummation of a Transaction or June 15, 2011,  (iii) $524,500  of promissory notes were exchanged for convertible debentures which bear interest at an annual rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder, (iv) $187,000 of convertible debentures which bear interest at an annual rate of 5% that mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures; (v) $50,000 of convertible debentures which bear interest at an annual rate of 8% paid biannually commencing June 2011 and mature in December 2014; (vi) $129,306 is due in monthly installments of $3,577 expiring in April 2014,  and (vii) $97,488 was remaining on the $125,000 note issued to our Chief Executive Officer, which bears interest at a rate of 9% per annum, the maturity of which note was extended to the earlier of April 30, 2011 or the date a Transaction is consummated if a Transaction is consummated prior to October 31, 2010.

As of December 31, 2010:

Original Debt Amount	Payee	Principal Amount owed as of Dec 31, 2010	Maturity Date	Features

$100,000	CEO (Dresnick)	$100,000 ***	Matures on May 15, 2011, if a Transaction has not occurred by April 30, 2011
Interest rate  9%
Automatically convertible into shares of our common stock at a conversion price of $.20 per share upon the consummation of a Transaction Payable on May 15, 2011 if a Transaction does not occur prior to April 30, 2011.

$100,000	AHA Holdings, LLC	$100,000	Payable upon the earlier to occur of a Transaction or June 15, 2011	Interest rate 9% Secured by lien on all of Company’s assets
$524,500	Bridge Loan Investors Rollover	$524,500**	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*
$187,000	Additional Convertible Debenture Investors	$187,000	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*
$50,000	Additional Convertible Debenture Investor	$50,000	Dec 1, 2014	Interest rate 8% payable biannually commencing June 2011 Converts into shares of our common stock at a price of $1.00 per share.
$185,000	Star Medical Equipment Rental, Inc.	$129,306 ****	April 2014	Interest Rate 6% Payable $3,577 monthly
$125,000	CEO	$97,488 ****	April 30, 2011 since a Transaction was not consummated by October 31, 2010	Interest rate 9% Payable upon the earlier of April 30, 2011 or the consummation of a Transaction if such Transaction is consummated prior to October 31, 2010
$1,271,500		$1,188,294 Total

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.
** This amount includes $498,000 of the original Bridge Loan Investors who chose to rollover their loan, as well as $26,500 of Bridge Loan Investors who previously requested repayment and have subsequently elected to rollover into the Convertible Debenture.
***The amount show is the gross principal due on this note as of December 31,2010. The financial statements reflect a discount of $47,486 which is the value of of the nenficial conversion featuyre as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements.

****During 2011, $10,731 of principal was paid on the Star Medical Equipment Inc. note reducing the principal outstanding as of March 31, 2011 to $118,575.  Similarly $7,738 of principal was paid on the $125,000 note to our CEO reducing the principal outstanding as of March 31, 2011 to $89,750.

At various dates during January and February 2011, convertible debentures of $311,000 were issued by the Company to eighteen individuals, in varying amounts with interest rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder.   We  may need to obtain additional funds in the next couple of months or in greater amounts than we currently anticipate.

Subsequent Debt in 2011

Original Debt Amount	Payee	Amount Owed as of March 1, 2011	Maturity Date	Features

$320,700	Additional Convertible Debenture Investors	$320,700	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*

$320,700		$320,700Total

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.

Potential sources of financing include strategic relationships, public or private sales of our shares or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing shareholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name, age and position held by each of our executive officers and directors. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the shareholders.

Name	Age	Position
Stephen Dresnick, MD, FACEP	60	Chief Executive Officer, Chairman and President

Laura Cattabriga, MBA	41	Chief Financial Officer

Christopher D. Endara,	41	Vice President, Engineering, Quality and Regulatory Affairs, Director

Kenneth C. West	39	Vice President, Sales and Marketing, Director

Matt Endara	38	Vice President, Sales and Corporate Strategic Planning, Director

The background of our directors and executive officers is as follows:

Stephen Dresnick, MD, FACEP, Chairman, Chief Executive Officer and President

Stephen J. Dresnick, M.D. has been our Chairman, Chief Executive Officer and President since April, 2009.  Dr. Dresnick founded Sterling Healthcare Group, Inc. ("Sterling") in 1987, a firm engaged in providing physician practice management services to hospital based emergency departments. In 1992, Sterling placed #6 on the Inc. 500 Companies List. After becoming a public company in 1994, Sterling had a follow-on offering of its securities in 1995 which raised approximately $25 million. Sterling was acquired in November 1996 by FPA in a stock transaction worth approximately $220 million. Since founding the company, Dr. Dresnick served continuously as President and CEO and had responsibility for overseeing the management of the company.  In March 1998, Dr. Dresnick was requested to and assumed the positions of Chief Executive Officer and President of FPA and led the company through its reorganization and restructuring under Chapter 11 bankruptcy proceedings. In May 1999, FPA's plan of reorganization was confirmed and the company was subsequently sold to Coastal Emergency Physicians and renamed PhyAmerica. In 2004 Dr. Dresnick bought PhyAmerica out of its bankruptcy sale and renamed the company Sterling Healthcare. He served as President and CEO until he left the company in 2008 prior to its sale to a private equity firm. In 2008 Dr. Dresnick was chosen to head Rachlin, LLP’s healthcare advisory group, which was a joint venture between Dr. Dresnick and Rachlin LLP, a regional accounting firm in the Southeast United States. Since the beginning of 2009, when Dr. Dresnick left Rachlin, Dr. Dresnick has been involved with his own healthcare consulting company, “Dresnick Healthcare Advisors.”  Dr. Dresnick’s prior experience in the medical field and associations in the medical field are the experience and attributes that led us to seek his services. Dr. Dresnick also brings to the Board significant executive leadership and operational experience.  His prior business experience and board service give him a broad and extensive understanding of our operations and the proper role and function of the Board.

Laura Cattabriga, MBA, Chief Financial Officer

Laura Cattabriga has been our Chief Financial Officer since April 2010.  Since January 2009, Ms Cattabriga has been an Engagement Principal at Dresnick Healthcare Advisors, whose clients include hospitals, outpatient medical centers, physician practices and startup medical product companies. As an Engagement Principal, Ms Cattabriga’s responsibilities include providing interim management services, helping clients with strategic planning, developing growth plans and assisting with corporate turn-arounds.  From 2008 until 2009, Ms.Cattabriga served as Director of Business Development for SURGEM of Florida where her primary responsibility was for recruiting new investors for the company’s Ambulatory Surgical Centers in Florida.  From 2007 until 2008, she served as the Business Development Representative for Reliance Pathology Partners and Oral, Head and Neck Laboratory.  From 2005 until 2007, she was a freelance consultant focusing on small and emerging businesses, helping companies to grow their businesses, increase revenues and implement organizational improvements.

Ms. Cattabriga has a Masters Degree in International Business and Development from George Washington University in Washington, DC and is an Accredited Associate of the Institute for Independent Business.

Christopher D. Endara, Vice President, Engineering, Quality and Regulatory Affairs and Director

Christopher D. Endara has been our Vice President of Engineering, Quality, and Regulatory Affairs on a part-time basis since our inception and on a full-time basis since October 1, 2010.  Mr. Endara has over 18 years of experience in the medical device industry in R&D, manufacturing, process development, quality, and regulatory affairs From 2000 until 2008, he served as the Principal Product and Process Development Engineer for endoscopy and cardiology divisions of Boston Scientific Corporation. From 1997 until 2000, Mr. Endara served as Staff Engineering Leader for new products and process development for the pacemaker division of St. Jude Medical (formerly Telectronics Pacing Systems). His prior experience in the medical device industry and engineering knowledge are the experience and attribute that led us to seek his services as a director.

Kenneth C. West, Vice President, Sales and Marketing and Director

Kenneth C. West has been our Vice President of Sales and Marketing for Internal Fixation Systems on a part time basis since our inception and on a full time basis since October 1, 2010 and is responsible for driving growth and profitability. From January 2009 until September, 2010 Mr. West served as a clinical sales manager for Trans1 Inc.  From January 1, 2008 until January 1, 2009 he served as a sales manager for Round Table Medical, an authorized distributor for Trans1 Inc. Mr. West also worked at Nexa Orthopedics from January 1, 2007 until January 1, 2008.  From January 2004 until January 2007, he served as a territory manager for Miami Florida for Synthes USA and Synthes spine. Mr West also has extensive knowledge of the industry and in particular orthopedics. Mr. West’s prior sales experience in the orthopedics field has led us to seek his services as a director.

Matt Endara, Vice President, Sales and Corporate Strategic Planning and Director

Matthew J. Endara has been our Vice President of Sales and Corporate Strategic Planning on a part time basis since our inception.  He is responsible for development of our distribution and sales network and our marketing. Mr. Endara brings with him 14 years of healthcare and entrepreneurial business experience. From 2007 to the present, Mr. Endara joined GE Healthcare where he served as a PeriOp Sales Representative responsible for selling anesthesia machines and patient monitors.  From 2002 until 2007, he served as a sales representative for Synthes USA. From 1996 until 2001 Mr. Endara served as a sales manager at Physician Sales & Service. Mr. Endara’s prior experience in the sales and distribution of medical devices and his prior marketing experience are the skills we sought in a director.

DIRECTORS

Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders following their election.  To date, none of our directors have received any compensation from us, whether in the form of cash or securities, for their service as directors.

ADVISORY PANELS

The Company plans to assemble “Advisory Panels” in each of the Company’s main areas including general orthopedics and podiatry to refine the Company’s plates and screws. It is anticipated that these people will be either high volume, academically based physicians or surgeons of national reputations. It is anticipated that members of the advisory panels will work with the Company’s engineers to refine the Company’s products and help with educational activities to train surgeons on product use and procedures for implantation. It is anticipated that 7-10 participants will be on each panel and they will receive 50,000 options priced at what would be the market price when they would be appointed. They would also be eligible for $450/hr stipend if they are required to be away from their office to teach courses.

Audit Committee

Our board of directors currently serves as our audit committee. The audit committee is responsible for recommending independent auditors and reviewing management actions in matters relating to audit functions. The committee reviews, with independent auditors, the scope and results of its audit engagement, the system of internal controls and procedures and reviews the effectiveness of procedures intended to prevent violations of laws.

The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

Our board of directors does not have an “audit committee financial expert,” within the meaning of that phrase under applicable regulations of the SEC, serving on the audit committee. The board of directors believes that each member is financially literate and experienced in business matters and is capable of (1) understanding generally accepted accounting principles (“GAAP”) and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that no audit committee member has obtained these attributes through the experience specified in the SEC's definition of “audit committee financial expert.” Further, as is the case with many small companies, it would be difficult for us to attract and retain board members who qualify as “audit committee financial experts,” and competition for such individuals is significant. The board of directors believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”

EXECUTIVE COMPENSATION

Set forth below is the compensation that was accrued to our executive officers during the years ended December 31, 2010 and December 31, 2009.   All executive officers except for Chris Endara volunteered to defer cash payment of their compensation until after the company raises additional funds.

Summary Compensation Table

Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation* (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)[1]	(g)	(h)	(i)	(j)
Dr. Stephen Dresnick, Chief Executive	2010	$31,249	24,000	0	$5,625	0	0	3,251	$64,125
Officer, President and CEO	2009	0	0	0	0	0	0	0	0

Laura Cattabriga, Chief Financial	2010	$31,249	24,000	0	$3,750	0	0	3,251	$62,250
Officer and Secretary	2009	0	0	0	0	0	0	0	0

Kenneth West, Vice President,	2010	$31,249	24,000	0	$3,750	0	0	3,251	$62,250
Sales and Marketing	2009	0	0	0	0	0	0	0	0

Christopher Endara, Vice President, Engineering,	2010	$31,249	24,000	0	$3,750	0	0	3,251	$62,250
Quality and Regulatory Affairs	2009	0	0	0	0	0	0	0	0

Matthew Endara, Vice President Sales and	2010	$0	24,000	0	0	0	0	0	$24,000
Corporate Strategic Planning	2009	0	0	0	0	0	0	0	0
								TOTAL	$274,875
* Other compensation includes auto expenses, cell phone and other communication expenses.
** See Certain Relationships and Related Party Transactions for a more detailed description of the one time bonus awarded to certain officers.
[1]
Note: Total Option Awards Compensation was calculated individually for each executive using the Black-Scholes Pricing Model. Amount of compensation calculated by this model is amortized over the exercise period of the associated options granted during 2010. The per-share weighted-average fair value of stock options granted during 2010 was $0.30 on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

2010

Expected life	2.75 years
Expected volatility	133%
Risk-free interest rate	2.64%
Dividend yield	0.00%

 The following table discloses information regarding equity awards during the fiscal year ended December 31, 2010 for each of our executive officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name and Principal Position	Number of securities underlying unexcercised options/excercisable	Number of securities underlying unexcercised options/un-excercisable	Option exercise price	Option expiration date

Stephen Dresnick, President, Chief Executive Officer, and Chairman	150,000	0	$0.20	10/1/2012

Laura Cattabriga, Chief Financial Officer	150,000	0	$0.20	10/1/2013

Christopher D. Endara, Vice President, Engineering, Quality and Regulatory Affairs, Director	150,000	0	$0.20	10/1/2013

Kenneth C. West, Vice President, Sales and Marketing, Director	150,000	0	$0.20	10/1/2013

Note: The company uses the Black-Scholes option-pricing model to value all options issued by the company.

The following table discloses information regarding outstanding equity awards as of December 31, 2010 for each of our executive officers.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (December 31, 2010)

Name and Principal Position	Number of securities underlying unexcercised options/excercisable	Number of securities underlying unexcercised options/un-excercisable	Option exercise price	Option expiration date

Stephen Dresnick, President, Chief Executive Officer, and Chairman	150,000	0	$0.20	10/1/2012

Laura Cattabriga, Chief Financial Officer	150,000	0	$0.20	10/1/2013

Christopher D. Endara, Vice President, Engineering, Quality and Regulatory Affairs, Director	150,000	0	$0.20	10/1/2013

Kenneth C. West, Vice President, Sales and Marketing, Director	150,000	0	$0.20	10/1/2013

Note :The company uses the Black-Scholes option-pricing model to value all options issued by the company.

Employment Agreements

Effective October 1, 2010, we entered into an employment agreement with Stephen Dresnick for a term of two years, subject to two additional one year extension at our sole option. Dr. Dresnick is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business. The agreement provides that Dr. Dresnick will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Five Hundred Fifty Dollars ($550) per month. Dr. Dresnick was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share. The options are not exercisable for a period of one year from the date of grant and thereafter one half vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Dr. Dresnick’s death or disability or for cause as defined in the agreement. If the agreement is terminated for cause by us, Dr. Dresnick will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition and non- disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Laura Cattabriga for a term of two years, subject to two additional one year extension at our sole option. Ms. Cattabriga is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business. The agreement provides that Ms. Cattabriga will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month. Ms. Cattabriga was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share. The options are not exercisable for a period of one year from the date of grant and thereafter one half vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Ms. Cattabriga’s death or disability or for cause as defined in the agreement. If the agreement is terminated for cause by us, Ms. Cattabriga will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition and non- disclosure provisions

Effective October 1, 2010, we entered into an employment agreement with Alberto Ruiz for a term of three years, subject to two additional one year extension at our sole option. Mr. Ruiz is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business. The agreement provides that Mr. Ruiz will receive an annual salary of Ninety Six Thousand Dollars ($96,000). Mr. Ruiz was also issued an option to purchase Seventy Five Thousand (75,000) shares of our common stock at an exercise price per share equal to $.20 per share. The options are not exercisable for a period of one year from the date of grant and thereafter one quarter vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Ruiz’s death or disability or for cause as defined in the agreement. If the agreement is terminated for cause by us, Mr. Ruiz will be entitled to receive accrued salary only through the termination date The agreement also contains non-competition and non- disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Kenneth West for a term of three years, subject to two additional one year extension at our sole option.   Mr. West is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business.  The agreement provides that Mr. West will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month.  Mr. West was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one-third vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. West’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. West will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary.  The agreement also contains non-competition and non-disclosure provisions.

Effective October 1, 2010, we entered into an employment agreement with Christopher Endara for a term of three years, subject to two additional one year extension at our sole option. Mr. Endara is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business. The agreement provides that Mr. Endara will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month. Mr. Endara was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share.  The options are not exercisable for a period of one year from the date of grant and thereafter one-third vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Endara’s death or disability or for cause as defined in the agreement.   If the agreement is terminated for cause by us, Mr. Endara will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition  and non- disclosure provisions.

We entered into an employment agreement with Matthew Endara for a term of three years to commence on January 1, 2011, subject to two additional one year extensions at our sole option. Upon the agreement of both parties the effective commencement date has been postponed until June 1, 2011. Mr. Endara is to perform the duties as determined by the Board of Directors from time to time and is to devote sufficient working time, attention and energies to the performance of our business. The agreement provides that Mr. Endara will receive an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000) and certain benefits including a car allowance of Six Hundred Fifty Dollars ($650) per month. Mr. Endara was also issued an option to purchase One Hundred Fifty Thousand (150,000) shares of our common stock at an exercise price per share equal to $.20 per share. The options are not exercisable for a period of one year from the date of his first day of employment and thereafter one- third vest on each one year anniversary after they become exercisable. The Company has the right to terminate the Employment Agreement upon Mr. Endara’s death or disability or for cause as defined in the agreement. If the agreement is terminated for cause by us, Mr. Endara will be entitled to receive accrued salary only through the termination date and if he is terminated for any other reason, he is entitled to receive severance equal to one year’s salary. The agreement also contains non-competition and non- disclosure provisions.

We currently maintain agreements with our other employees and consultants that contain confidentiality provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of  April 15, 2011 , the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by each director, executive officer and shareholder who owns more than 5% of the outstanding shares.

We determine beneficial ownership based on the rules of the SEC.  In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares which the person has the right to acquire within 60 days.  Unless otherwise indicated, the persons listed below have sole voting and investment power over the shares beneficially owned.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class

Stephen Dresnick(2)	1,105,000	32.32%

LaurLaura Cattabriga(3)	24,000	.70%

Christopher D. Endara	460,000	13.46%

Kenneth C. West	485,000	14.18%

Matt Endara	460,000	13.46%

Total*	2,534,000	74.12%

*All executive officers and directors as a group (five persons)

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)
Includes shares of stock issuable upon conversion of a convertible promissory note issued to Dr. Dresnick, which provides for conversion of the face amount of the note ($100,000) and all accrued interest into shares of our common stock a conversion price of $.20 per share upon a transaction where we merge with, are acquired by or become a publicly traded company. Also includes 125,000 shares of our common stock issuable upon exercise of warrants that were issued to Dr. Dresnick in connection with the issuance of a promissory note. The warrants are exercisable at an exercise price of $.25 upon the closing of a transaction where we merge with, are acquired by or become a publicly traded company.  The warrants expire 24 months after the closing of any such transaction.

(3)	Of such shares, 20,000 are owned by Laura Cattabriga and her husband, and 4,000 are owned by her minor children.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders were issued in private placement transactions by us, each of which was exempt from the registration requirements of the Securities Act. The shares offered hereby are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the selling security holders the opportunity to publicly sell these shares. This prospectus is part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders. No estimate can be given as to the amount or percentage of our common stock that will be held by the selling security holders after any sales made pursuant to this prospectus because the selling security holders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling security holders will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each selling security holder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. The term “selling security holder” or “selling security holders” includes the shareholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. There are no shares of common stock subject to options, warrants and convertible securities.

Shareholder and Name of Person Controlling	Number of Shares Before Offering	Number of Shares Offered	Date Acquired	Terms	Amount of Shares owned after Offering	Percent of shares Held after the offering

Adarve, Diego	2,000	2,000	9/15/2010	$0.50/share**	0	*
Becht, Jason	2,000	2,000	9/15/2010	$0.50/share**	0	*
Bell, Daniel	2,000	2,000	9/15/2010	$0.50/share**	0	*
Bevins, Michael	2,000	2,000	9/15/2010	$0.50/share**	0	*
Blum, Addison	2,000	2,000	9/15/2010	$0.50/share**	0	*
Blum, Lilly	2,000	2,000	9/15/2010	$0.50/share**	0	*
Blum, Noah M.	2,000	2,000	9/15/2010	$0.50/share**	0	*
Borkowski, Nancy	1,000	1,000	9/15/2010	$0.50/share**	0	*
Borkowski, Michael	1,000	1,000	9/15/2010	$0.50/share**	0	*
Connerth, David	2,000	2000	9/15/2010	$0.50/share**	0	*
Cromer, Marilyn	1,000	1,000	9/15/2010	$0.50/share**	0	*
Easley, Troy	2,000	2,000	9/15/2010	$0.50/share**	0	*
Ghawi, Lisa	1,000	1,000	9/15/2010	$0.50/share**	0	*
Ghawi, Richard	1,000	1,000	9/15/2010	$0.50/share**	0	*
Mai, David	2,000	2,000	9/15/2010	$0.50/share**	0	*
Mai, Adam	1,000	1,000	9/17/2010	$0.50/share**	0	*
Marcus, Steven	1,000	1,000	9/15/2010	$0.50/share**	0	*
Moskowitz, Evan	25,000	10,000	9/15/2010	$0.10/share***	15,000	*
Moskowitz, Ian	25,000	10,000	9/15/2010	$0.10/share***	15,000	*
Moskowitz, Larry	30,000	2,500	9/15/2010	$0.50/share***	27,500	*
Moskowitz, Neal	10,000	1,250	9/15/2010	$0.50/share***	8,750	*
Newbauer, Allison	1,000	1,000	9/15/2010	$0.50/share**	0	*
Oliva, Francisco	200	200	9/17/2010	$0.50/share**	0	*
Rivera, Michael	2,000	2,000	9/15/2010	$0.50/share**	0	*
Salcedo, William	2,000	2,000	9/15/2010	$0.50/share**	0	*
Salcedo, Janice	2,000	2,000	9/15/2010	$0.50/share**	0	*
Salcedo, Jason	2,000	2,000	9/15/2010	$0.50/share**	0	*
Salcedo, Lauren	2,000	2,000	9/15/2010	$0.50/share**	0	*
Steinlauf, Steven	2,000	2,000	9/15/2010	$0.50/share**	0	*
Steinlauf, Stacey	2,000	2,000	9/15/2010	$0.50/share**	0	*
Tinsley, Robert W.	1,000	1,000	9/15/2010	$0.50/share**	0	*
Titus, Stacey S. L.	2,000	2,000	9/15/2010	$0.50/share**	0	*
Titus, Justin	2,000	2,000	9/15/2010	$0.50/share**	0	*
Titus, Emma	2,000	2,000	9/15/2010	$0.50/share**	0	*
Vu, Valeria	2,000	2,000	9/15/2010	$0.50/share**	0	*
Total	141,200	74,950			74,250

*	Less than 1% ownership

**	All shares listed were issued for cash consideration. None of these investors are affiliated with the company.

***
These share were issued pursuant to a consulting agreement with Neal Moskowitz.  Neal Moskowitz assigned certain shares due to him to his minor children (Ian Moskowitz and Evan Moskowitz) and to his brother  Larry Moskowitz.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITYHOLDERS

Other than as indicated below, none of the selling shareholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

DETERMINATION OF THE OFFERING PRICE

There is currently no trading market for our common stock. The price in this prospectus was arrived at by evaluating our recent sales of unregistered securities.

PLAN OF DISTRIBUTION

Each selling securityholder of our common stock and any of their transferees, pledgees, assignees, donees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the stock exchange on which they are listed or the OTC Bulletin Board, if quoted on the OTC Bulletin Board, or in private transactions. These sales will be at a fixed price of $2.00 per share until the shares of common stock are listed on the OTC Bulletin Board, after which sales may be at prevailing market prices or privately negotiated prices. Selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling securityholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling securityholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling securityholder and/or the purchasers. Each selling security holder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus. Upon our company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under applicable rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We were formed in March 2006 by five individuals who were our initial officers and shareholders (Matt Endara, Kenneth West, Dr. Jaime Carbonell, Christopher Endara and Esteben Hernandez) who received an aggregate of 1,000 shares of common stock in consideration of their capital contribution of $100 per share and had entered into a shareholders’ agreement with respect to such shares.   In May 2009, one of the original shareholders, Esteben Hernandez, who through a company owned by him (Star Medical Equipment Rental, Inc.) had advanced cash to us, and had paid for certain equipment leases and sublet office and manufacturing space to us, agreed to relinquish his shares of common stock but to continue to allow us to sublease office and manufacturing space from Star Medical Equipment Rental, Inc. (“Star”). In connection with this former  shareholder’s agreement to separate from the Company, in June 2009 we executed certain non-cancellable sublease agreements for office space located in Medley, Florida and for certain manufacturing equipment the Swiss Turn CNC Machine (Manberi Citizen-Cincom, Serial # P15284), the execution of which was a term of  the separation. Prior to such separation, Mr. Hernandez, through Star., had contributed monthly rental value of the premises, which is  contained within the larger space utilized and leased to Star. The facilities sublease term continues through March 2011 at the rate of $3,117 monthly, plus a proportionate share of tenant expenses. We believe that the terms of the subleases are similar to those that we would have received in a non-related party transaction, especially in light of the fact that the terms of the equipment sublease are substantially similar to the terms of the original equipment sublease that Star had entered into with a nonrelated party.

The equipment sublease continues through March 2012 when the underlying lease will be terminated. The terms of the sublease transfer all rights to acquire the equipment at fair market value at that time. The Company has been making required monthly payments of $5,661 and will continue concurrently with the master lease. The Company is required to provide insurance and pay property taxes allocated to the sub-leased equipment. We feel that the terms of the equipment sublease are similar to those that we would have received in a non-related party transaction. Payments under this sublease have been personally guaranteed by our Chief Executive Officer.

We also issued  a promissory note to Star Medical Equipment Rental Inc. (“Star”), which is solely owned by Esteben Hernandez (our former shareholder), for $185,000 representing the amount that this former shareholder had advanced the Company through  Star. Initially the loan was interest free and on April 20, 2009 was memorialized in a promissory note with 6% interest. Interest was imputed on these advances for the period before separation amounting to $16,748, which was converted to additional paid in capital.  This promissory note is payable $3,577 monthly, which include principal and interest at a rate of 6%, maturing May, 2014. The $3,577 monthly payments include principal payments that amount to 2011 - $36,152, 2012 - $38,353, 2013 - $40,689 and 2014 - $14,112.   In addition, we entered into a rental agreement with Star for the lease of a machine.  Outstanding balances on the note was $129,306 and $166,132 at December 31, 2010 and December 31, 2009, respectively.  During 2011, $10,731 of principal was paid on the Star Medical Equipment Inc. note reducing the principal outstanding as of March 31, 2011 to $118,575.

The Separation Agreement between us, Star and Mr. Hernandez also provides that, in the event that for each of three consecutive calendar months we have gross revenue in excess of $30,000, then Christopher Endara, Matt Endara, Ken West and Jamie Carbonell shall each personally guarantee our performance under the promissory note issued to Star and under the subleases.  To date, we have not met the milestone and therefore the guarantees are not yet effective.

The Company has two other two equipment leases which also expire in 2014 and require payments of $57,258 for 2011 through and including 2013 and $35,316 for 2014. Payments under one of  these leases have been personally guaranteed by our Chief Executive Officer.

At the same time, Stephen Dresnick was elected our President.  Dr. Dresnick was issued 240 shares of common stock in consideration of his investment of $24,000 and a revised shareholders agreement was entered into among the four remaining shareholders and Stephen Dresnick.

In May 2009, we entered into the Amended Shareholders’ Agreement with Matt Endara, Kenneth West, Dr. Jaime Carbonell, Christopher Endara and Dr. Stephen Dresnick (the “Shareholders”).  The Amended Shareholders Agreement contained certain restrictions on sales of shares of our stock by the Shareholders and certain restrictions on corporate action, each of which could hinder our ability to conduct future offerings, making loans, increasing or decreasing the authorized number of shares or changing their rights, admitting additional shareholders. This agreement was terminated in November 2010 pursuant to a Termination Agreement and a subsequent Amended and Restated Termination Agreement.

Loans from Stephen Dresnick were $197,488 and $236,702 at December 31, 2010 and December 31, 2009, respectively. These loans were initially without interest and were memorialized in two notes in May 2009.  We have issued two promissory notes to Stephen Dresnick, our Chief Executive Officer, one in the principal amount of One Hundred Twenty Five Thousand Dollars ($125,000) (the “$125,000 Note”) and the other in the principal amount of One Hundred Thousand Dollars ($100,000) (the “$100,000 Note”).  Both notes bear interest at a rate of 9%. The principal amount and all accrued interest on the $125,000 Note is due within ten days of the date we merge with, are acquired by or become a publicly reporting company or in the event that such a transaction does not occur by October 31, 2010, the note becomes due on April 30, 2011.  As of December 31, 2010 there was $97,488 remaining principal on this note. During 2011, $7,738 of principal was paid on the $125,00 note to our CEO reducing the principal outstanding as of March 31, 2011 to $89,750.   Since a transaction was not consummated by October 31, 2010, the principal and accrued interest of the $125,000 note is due and payable by April 30, 2011.  In connection with the issuance of the $125,000 Note, Dr. Dresnick was issued warrants exercisable for 125,000 shares of our common stock at an exercise price of $.25 upon the closing of a transaction where we merge with, are acquired by or become a publicly traded company. The warrants expire 24 months after the closing of any such transaction.

The face amount and accrued interest on the $100,000 Note is convertible into shares of our common stock at a conversion price of $.20 per shares upon a transaction where we merge with, are acquired by or become a publicly traded company.  In the event that a transaction is not consummated by April 30, 2011, the note and any accrued interest is payable by May 15, 2011.

For the years ended December 31, 2010 and 2009, we derived $49,498 (33%) and $75,612 (39%) of our net sales revenue, respectively, from South Florida Surgery Center, a surgical facility in which one of our current shareholders, former Director and original founders, Jamie Carbonell, who is also an equity owner of less than 5% of the equity of such center, continues to have a financial interest.   During 2009, in addition to the one IFS shareholder, Jaime Carbonell, who had and continues to have a financial interest in such facility, our Chief Executive Officer, Dr. Stephan Dresnick, had an investment interest in such facility and our Chief Financial Officer, Laura Cattabriga, was employed to work at such facility. Since 2009, our Chief Executive Officer and Chief Financial Officer are no longer investors in or employed by such facility.  If our shareholder were to no longer be affiliated with us or the surgical center, our relationship with the surgical center and our ability to sell products to such surgical center could be terminated. We do not have a written agreement with the surgical center, which places purchase orders on an as needed basis, the payment terms of which are typically net 30 days.

A current shareholder, director and officer of the Company, Kenneth West, had earned sales commission during the year ended December 31, 2010 of $5,330 related to sales of our cannulated screws. Loans from Kenneth West were $0 and $1,670 as of December 31, 2010 and 2009, respectively.

On January 25, 2010 we issued a note in the principal amount of Twenty Five Thousand Dollars ($25,000) to Ken West, our Vice President of Sales and Marketing.  The note bears interest at the rate of 9% per annum and is due on December 15, 2010. This Note was exchanged for a convertible debenture which bears interest at an annual rate of 5% and matures in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture

On February 3, 2010 we issued a bridge note in the principal amount of Twenty Thousand Dollars ($20,000) to Laura Cattabriga (and her husband Alberto), our Chief Financial Officer.  The note bears interest at the rate of 9% per annum and is due December 15, 2010. This Note was exchanged in early December 2010 for a convertible debenture which bears interest at an annual rate of 5% and matures in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture.

In July 2010 in lieu of compensation, the Company advanced Chris Endara, Matt Endara and Ken West $23,000 each.  In recognition of services rendered without compensation prior to September 30, 2010, the Board of Directors approved a one time bonus of $24,000 to each of the five officers of the Company. Chris Endara and Matt Endara each paid back monies previously advanced to them with these proceeds.  Of this money Matt Endara is still owed $1,000 as of December 31, 2010.   Ken West repaid the advance in cash in October 2010 and is still owed the $24,000 bonus.  Laura Cattabriga and Dr. Stephen Dresnick are both owed the full $24,000 bonus as of December 31, 2010.

In October 2010 we also issued options exercisable at an exercise price of $.20 per shares for 150,000 shares of common stock to each of Laura Cattabriga, Stephen Dresnick, Chris Endara, and Kenneth West. The options were issued as a part of their employment agreements. All of the options are exercisable at a price of $.20 per share. Of such options, options exercisable for (i) 150,000 shares of our common stock expire on October 1, 2012, and (ii) 450,000 shares of our common stock expire on October 1, 2013.

DESCRIPTION OF SECURITIES

Authorized Capital and Outstanding Shares

We are authorized to issue 10,000,000 shares of stock. As of April 15, 2011 we had 2,793,700 shares of common stock outstanding.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Dividends

We have not paid any dividends on our common stock.  The payment of cash dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition.  The payment of any dividends will be within the discretion of our board of directors.  It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, the board does not anticipate paying any cash dividends in the foreseeable future.

Notes

As of December 31, 2010, we had outstanding notes payable with gross principal balances of $1,188,294. Of such amount;
(i) $100,000 is due on a note issued to our Chief Executive Officer which bears interest at a rate of 9% per annum and is convertible into shares of common stock at a price of $0.20 per share upon a transaction where we merge with, are acquired by, or become a publicly traded company (a”Transaction”); however if the Company is not a publicly traded company by April 30, 2011, the note is payable by May 15, 2011, The financial statements reflect a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements
(ii) $100,000 is due on a note which bears interest at a rate of 9% per annum, which is secured by a lien on all of our assets was due December 2010 and is payable in full upon the earlier to occur of the consummation of a Transaction or June 15, 2011,
(iii) $524,500 of promissory notes were exchanged for convertible debentures which bear interest at an annual rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder,
(iv) $187,000 of convertible debentures which bear interest at an annual rate of 5% that mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures;
(v) $50,000 of convertible debentures which bear interest at an annual rate of 8% paid biannually commencing June 2011 and mature in December 2014;
(vi) $129,306 is due in monthly installments of $3,577 expiring in April 2014, and
(vii) $97,488 was remaining on the $125,000 note issued to our Chief Executive Officer, which bears interest at a rate of 9% per annum, the maturity of which note was extended to the earlier of April 30, 2011 or the date a Transaction is consummated if a Transaction is consummated prior to October 31, 2010.

As of December 31, 2010:

Original Debt Amount	Payee	Principal Amount owed as of Dec 31, 2010	Maturity Date	Features

$100,000	CEO (Dresnick)	$100,000 ***	Matures on May 15, 2011, if a Transaction has not occurred by April 30, 2011
Interest rate  9%
Automatically convertible into shares of our common stock at a conversion price of $.20 per share upon the consummation of a Transaction Payable on May 15, 2011 if a Transaction does not occur prior to April 30, 2011.

$100,000	AHA Holdings, LLC	$100,000	Payable upon the earlier to occur of a Transaction or June 15, 2011	Interest rate 9% Secured by lien on all of Company’s assets
$524,500	Bridge Loan Investors Rollover	$524,500**	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*
$187,000	Additional Convertible Debenture Investors	$187,000	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock various prices*
$50,000	Additional Convertible Debenture Investor	$50,000	Dec 1, 2014	Interest rate 8% payable biannually commencing June 2011 Converts into shares of our common stock at a price of $1.00 per share.
$185,000	Star Medical Equipment Rental, Inc.	$129,306 ****	April 2014	Interest Rate 6% Payable $3,577 monthly
$125,000	CEO	$97,488 ****	April 30, 2011 since a Transaction was not consummated by October 31, 2010	Interest rate 9% Payable upon the earlier of April 30, 2011 or the consummation of a Transaction if such Transaction is consummated prior to October 31, 2010
$1,271,500		$1,188,294 Total

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.
** This amount includes $498,000 of the original Bridge Loan Investors who chose to rollover their loan, as well as $26,500 of Bridge Loan Investors who previously requested repayment and have subsequently elected to rollover into the Convertible Debenture.
***The amount show is the gross principal due on this note as of December 31, 2010. The financial statements reflect a discount of $47,486 which is the value of the beneficial conversion feature as determined using an expected rate of return model discussed in Note 7 of the notes to the financial statements.

Subsequent Debt in 2011

****During 2011, $10,731 of principal was paid on the Star Medical Equipment Inc. note reducing the principal outstanding as of March 31, 2011 to $118,575.  Similarly $7,738 of principal was paid on the $125,00 note to our CEO reducing the principal outstanding as of March 31, 2011 to $89,750.

At various dates during January and February 2011, convertible debentures of $320,700 were issued by the Company to eighteen individuals, in varying amounts with interest rate of 5% payable biannually commencing June 2011 and mature in December 2014 unless (a) called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture or (b) converted earlier at the option of the holder. We  may need to obtain additional funds in the next couple of months or in greater amounts than we currently anticipate.

Original Debt Amount	Payee	Amount Owed as of March 1, 2011	Maturity Date	Features

$320,700	Additional Convertible Debenture Investors	$320,700	Dec 1, 2014	Interest rate 5% payable biannually commencing June 2011 Converts into shares of our common stock at various prices*

$320,700	TOTAL	$320,700

*  Holder may convert at its option at a conversion price equal to: (i) $2.00/share prior to a public listing on a securities market or (ii) after a public listing on a securities market, 15% discount to the volume weighted average daily price for the ten days prior to conversion. The Company has the right to force a conversion upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debentures.

Warrants

We have issued warrants that are exercisable for 275,000 shares of our common stock, of which 50,000 were exercised and 225,000 remain outstanding.  Of the 225,000 outstanding warrants range in exercise price from $.10 per share to $.25 per share (100,000 at $.10 per shares and 125,000 at $.20 per share) and expire between October 1, 2012 and January 14, 2015. Of such amount, warrants exercisable for 125,000 shares of our common stock at an exercise price of $.20 per share were issues in connection with the issuance of the $125,000 Note to Dr. Dresnick.  The warrants are exercisable upon the closing of a transaction where we merge with, are acquired by or become a publicly traded company.  The warrants expire 24 months after the closing of any such transaction.

Options

As of  March 31, 2011 we have issued options exercisable for an aggregate of 835,000 shares of  our common stock to 9 employees and consultants. All of the options other than options exercisable for 10,000 shares of our common stock are exercisable at a price of $.20 per share, and the 10,000 are exercisable at an exercise price of  $1.00 per share. Of such options, options exercisable for (i) 150,000 shares of our common stock expire on October 1, 2012; (ii) 100,000 shares of our common stock expire on March 15, 2013; (iii) 460,000 shares of our common stock expire on October 1, 2013; and (iv) 125,000 shares of our common stock expire on January 14, 2015.

Shares Eligible For Future Sale

We currently have 2,793,700 shares of our common stock outstanding, all of which are restricted securities. Of such amount, the shares being registered herein will be eligible for sale immediately upon the effectiveness of this registration statement. All of the remaining 2,718,750 shares will be eligible for resale under Rule 144 within ninety days of us being a reporting company under Section 13 or 15 of the Exchange Act; however 1,909,000 will be held by affiliates and will be subject to the limitations set forth below.

In general, under Rule 144, a person who is one of our affiliates and has beneficially owned those shares of common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of our shares of common stock then outstanding, which is expected to equal approximately 27,937 shares and

•
the average weekly trading volume of our common stock on all national securities exchanges and/or automated quotations systems of a registered securities association during the four calendar weeks before a notice of the sale on SEC Form 144 is filed.

Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of certain public information about us.

A person who is not one of our affiliates, and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, may sell the shares proposed to be sold according to the following conditions:

•
if the person has beneficially owned the shares for at least six months, including the holding period of any prior owner other than an affiliate, the shares may be sold, subject to continued availability of current public information about us; and

•	if the person has beneficially owned the shares for at least one year, including the holding period of any prior owner other than an affiliate, the shares may be sold without any restriction.

Transfer Agent

Our transfer agent is Corporate Stock Transfer, in Denver, Colorado.

EXPERTS

The financial statements for the year ended December 31, 2010 included in this prospectus have been audited by Goldstein Schechter Koch P.A. to the extent and for the periods indicated in their report thereon. The financial statements for the years ended December 31, 2009 included in this prospectus have been audited by Mallah Furman & Company P.A. to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the reports of both Goldstein Schecter & Koch, P.A. and Mallah Furman & Company P.A. and upon the authority of such firms as experts in auditing and accounting.

Changes in and disagreements with accountants on accounting and financial disclosure

On January 15, 2011, the Board of Directors of Internal Fixation Systems, Inc. (the “Company”) terminated Mallah Furman & Company P.A., (“Mallah Furman”) as the Company’s independent registered public accounting firm.

The report of Mallah Furman on the Company’s financial statements as of and for the years ended December 31, 2009 and 2008, did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ending December 31, 2009 and 2008 and the subsequent periods through January 15, 2011, there were no (i) disagreements with Mallah Furman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Mallah Furman’s satisfaction, would have caused Mallah Furman to make reference to the subject matter of the disagreement(s) in connection with its reports; or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Mallah Furman with a copy of the above disclosures and requested that Mallah Furman furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of Mallah Furman’s letter, dated April 19,2011 is filed as Exhibit 16.1 to this Registration Statement on Form S-1.

(b)	New independent registered public accounting firm

On January 15, 2011, the Board of Directors of the Company approved the engagement of Goldstein Schechter Koch, P.A. (“Goldstein Schechter”), as the Company’s new independent registered public accounting firm.

During the years ending December 31, 2009 and 2008, and the subsequent interim period prior to the engagement of Goldstein Schechter, the Company had not consulted Goldstein Schechter regarding (i) the application of accounting principles to any specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv)) or a reportable event (as defined in Item 304(a)(1)(v)).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Florida Business Corporation Act. The rights accruing to any person under our Bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

 The validity of our common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. It is our intent to become a reporting company under the Exchange Act, upon effectiveness of this prospectus. You may obtain reports, proxy statements and other information filed by Internal Fixation Systems, Inc. with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements, information statements and other information concerning Internal Fixation Systems, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the SEC under the Securities Act and to which reference is made in this prospectus.

C O N T E N T S

PAGE

Report of Independent Registered Public Accounting Firm - 2010 Financial Statements	F-1

Report of Independent Registered Public Accounting Firm - 2009 Financial Statements	F-2

Financial Statements:

Balance Sheets	F-3

Statements of Income	F-4

Statements of Changes in Stockholders' Equity	F-5

Statements of Cash Flows	F-6

Notes to Financial Statements	F-7 - F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Internal Fixation Systems, Inc.

We have audited the accompanying balance sheet of Internal Fixation Systems, Inc. as of December 31, 2010 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Internal Fixation Systems, Inc. as of December 31, 2009 were audited by other auditors, whose report dual-dated August 17, 2010 and December 2, 2010, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internal Fixation Systems Inc. as of December 31, 2010 and, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss of $781,440 for the year ended December 31, 2010, cumulative losses since inception of $757,218 and a working capital deficit of $123,409. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Goldstein Schechter Koch P.A.

March 29, 2011
Hollywood, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Internal Fixation Systems, Inc.

We have audited the accompanying balance sheet of Internal Fixation Systems, Inc. (“the Company”) as of December 31, 2009 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internal Fixation Systems, Inc. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mallah Furman & Company, P.A.

Fort Lauderdale, Florida
August 17, 2010, except for Note 11, as to which the date is December 2, 2010

INTERNAL FIXATION SYSTEMS, INC.
BALANCE SHEETS
DECEMBER 31, 2010 and 2009

CURRENT ASSETS	2010	2009

Cash	$12,691	$4,750
Accounts receivable, net	62,831	39,339
Inventory	470,476	121,584
Prepaid offering costs	145,330	-
Deferred tax assets, net	-	4,962
Prepaid expenses	4,825	1,214
Total current assets	696,153	171,849

PROPERTY AND EQUIPMENT, net	340,463	333,873

OTHER ASSETS
Inventory, non-current	296,718	230,465
Licenses and security deposit	16,991	16,991

TOTAL ASSETS	$1,350,325	$753,178

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$393,997	$43,907
Capital lease obligations, current portion	46,257	45,740
Income taxes payable	-	-
Loans and notes payable - related parties	279,308	404,504
Loans and notes payable - bridge loan financing	100,000	-
Total current liabilities	819,562	494,151

OTHER LIABILITIES
Capital lease obligations, less current portion	136,583	180,401
Convertible loans and notes payable	761,500	-
Deferred tax liability	-	13,656

TOTAL LIABILITIES	1,717,645	688,208

STOCKHOLDERS' (DEFICIT) EQUITY
Common stock, $0.05 par value; 10,000,000 shares
authorized, 2,793,700 and 2,000,000 issued and
outstanding at December 31, 2010 and 2009, respectively	139,685	100,000
Additional paid in capital	250,213	16,748
Less: stock subscriptions receivable	-	(76,000)
(Accumulated deficit) retained earnings	(757,218)	24,222

TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(367,320)	64,970

TOTAL LIABILITIES AND STOCKHOLDERS'
(DEFICIT) EQUITY	$1,350,325	$753,178

The accompanying notes are an integral part of these financial statements

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

	2010	2009
Sales, net of discounts of $304 and $39,345,
respectively	$148,122	$161,607

Cost of sales	52,803	45,095

Gross profit	95,319	116,512

Selling, general and administrative expenses
Officer compensation	274,875	-
Professional fees	134,202	13,281
Non-officer compensation and related expenses	93,239	36,504
Other expenses	52,287	10,489
Research and development	35,874	-
Travel, meals and entertainment	22,433	4,097
Utilities	14,960	10,199
Bad debts	9,343	5,125
Depreciation	6,724	4,750
Total selling, general and administrative expenses	643,937	84,445

Operating (loss) income	(548,618)	32,067

Other income (expense)
Interest income	912	-
Interest (expense)	(242,428)	(28,707)

(Loss) income before taxes	(790,134)	3,360

Benefit from income taxes	8,694	2,654

Net (loss) income	$(781,440)	$6,014

(Loss) earnings per share
Basic and diluted	$(0.31)	$0.00

Weighted average shares outstanding	2,488,896	2,000,000

The accompanying notes are an integral part of these financial statements

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

				Stock
	Common Stock		Additional	Subscriptions	Retained Earnings
	Shares	Amount	Paid In Capital	Receivable	(Accumulated Deficit)	Total

Balance, January 1, 2009	2,000,000	$100,000	$12,684	$(76,000)	$18,208	$54,892

Capital Contributions	-	-	4,064	-	-	4,064

Net income	-	-	-	-	6,014	6,014

Balance, December 31, 2009	2,000,000	100,000	16,748	(76,000)	24,222	64,970

Shares issued in connection
with bridge-loan financing	644,500	32,225	64,450	-	-	96,675

Shares issued for cash	59,200	2,960	26,640	-	-	29,600

Shares issued for services	40,000	2,000	18,000	-	-	20,000

Stock warrants issued in connection
with bridge-loan financing	-	-	5,000	-	-	5,000

Stock options to officers	-	-	16,875	-	-	16,875

Stock warrants exercised	50,000	2,500	2,500	-	-	5,000

Cash paid for stock subscriptions receivable	-	-	-	30,000	-	30,000

Services provided for stock
subscriptions receivable	-	-	-	46,000	-	46,000

Beneficial conversion feature resulting
from loan modification	-	-	100,000	-	-	100,000

Net loss	-	-	-	-	(781,440)	(781,440)

Balance, December 31, 2010	2,793,700	$139,685	$250,213	$-	$(757,218)	$(367,320)

The accompanying notes are an integral part of these financial statements

INTERNAL FIXATION SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(781,440)	$6,014
Adjustments to reconcile net income to net cash
used by operating activities:
Amortized interest on bridge loan financing	101,675	-
Amortized interest on loans and notes payable - related parties	50,000	-
Stock subscriptions paid with services	46,000	-
Stock issued for services	20,000	-
Stock based compensation	16,875	-
Imputed interest expense on related party loan	-	4,064
Bad debt expense	4,294	5,125
Deferred income tax (benefit)	(8,694)	(4,600)
Depreciation expense	71,380	19,156
Changes in operating assets and liabilities:
Accounts receivable	(27,786)	7,052
Inventory	(415,145)	(160,345)
Prepaid expenses	(3,611)	112
Deferred offering costs	(145,330)	-
Licenses and security deposit	-	(9,000)
Accounts payable and accrued expenses	350,090	8,003

NET CASH USED IN OPERATING ACTIVITIES	(721,692)	(124,419)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(77,970)	(8,326)

NET CASH USED IN INVESTING ACTIVITIES	(77,970)	(8,326)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from common stock issuance	26,000	-
Proceeds from stock subscriptions receivable	33,600	-
Proceeds from exercise of stock warrants	5,000	-
Net proceeds from notes payable - bridge loan financing	624,500	-
Proceeds from notes payable - convertible debenture	237,000	-
Net proceeds from (payment of) loans and notes
payable - related parties	(75,196)	190,426
Payment of capital lease obligations	(43,301)	(52,931)

NET CASH PROVIDED BY FINANCING ACTIVITIES	807,603	137,495

NET INCREASE IN CASH	7,941	4,750

CASH - Beginning	4,750	-

CASH - Ending	$12,691	$4,750

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$50,022	$11,637

Non-cash investing and financing activities -
Purchase of equipment through capital lease obligations	$-	$279,072
Related party loan interest converted to additional
paid in capital	$-	$4,064
Shares issued in connection with bridge-loan financing	$96,675	$-
Stock warrants issued in connection with bridge-loan financing	$5,000	$-

The accompanying notes are an integral part of these financial statements

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Internal Fixation Systems, Inc. ("the Company") was organized and incorporated under the laws of the State of Florida in 2006, with operations commencing during 2007. The Company's headquarters are located in South Miami, Florida, where the company conducts the majority of its management operations and also maintains a manufacturing facility in Medley, Florida. The Company is principally engaged in manufacturing a full range of generically priced FDA approved orthopedic and podiatric surgical implants intended for small bone fixation – extremity surgery.

Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Subtopic 105-10, Generally Accepted Accounting Principles ("FASB ASC 105-10").  This Standard establishes an integrated source of existing authoritative accounting principles to be applied by all non-governmental entities and is effective for interim and annual periods ending after September 15, 2009.  The adoption of FASB ASC 105-10 by the Company did not have a material impact on the financial statements and only resulted in modifications in accounting reference in the footnotes and disclosures.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since these instruments bear market rates of interest.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Net Income (loss) per share

Basic earnings per share amounts are computed by dividing net income (loss) by the weighted average number of common stock shares outstanding during the reporting period. Diluted per share amounts reflect, the potential dilution that could occur if options, warrants, or convertible debt agreements to issue common stock were exercised or converted into common stock.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Income (loss) per share (continued)

At December 31, 2009 there were no stock options, warrants, or convertible debt which could dilute the number of shares.

At December 31, 2010 there were stock options, warrants, and convertible debt.  Diluted net loss per share is not presented as the conversion of the debt and exercise of outstanding stock options and warrants would have an anti-dilutive effect, which as of December 31, 2010, amounted to 1,965,750 shares.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  The Company maintains deposits in a South Florida financial institution, which is insured by the U.S. Federal Deposit Insurance Corporation ("FDIC").

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts.  The allowance is based on management's estimate of the amount of accounts receivable that will actually be collected.  Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is remote.  The allowance for doubtful accounts balance at December 31, 2010 and 2009 was $13,911 and $13,196, respectively.

Inventory

The Company’s inventory consists primarily of raw materials, manufactured and purchased finished goods available for sale. Inventory is valued at the lower of cost or market determined by the weighted average method.  Inventory that we estimate will not be sold within the next business cycle is considered non-current inventory.

Property and Equipment

Property and equipment is stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred with improvements and betterments capitalized. Upon disposition, original asset cost and related accumulated depreciation are removed from the accounts with any gain or loss recognized. Depreciation expense is computed using the straight-line method over related assets estimated useful lives for financial statement purposes. All of the assets in service have a 5 year estimated useful life.

Reclassifications

Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the current year presentation.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Asset

The Company capitalizes costs associated with legal fees paid in connection with obtaining approval of the Food and Drug Administration (FDA) for the sale of the medical devices.  The license is valid indefinitely.  Total fees of $7,991 were paid through December 31, 2010 and 2009. As cash flows are expected to continue indefinitely, in accordance with FASB ASC 350, Goodwill and Other Intangibles Assets, (“ASC 350") the license is determined to have an indefinite useful life.

Impairment of Long-Lived Assets

The Company reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. Assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. ASC 350, addresses the accounting for goodwill and other intangible assets. Under ASC 350, goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed on an annual basis for impairment, or sooner if there is an indication of impairment.

Capital Lease Obligations

Certain long-term lease transactions relating to the financing of equipment are accounted for as capital leases. Capital lease obligations reflect the present value of future rental payments, less an interest amount implicit in the lease.

A corresponding amount is capitalized as property and equipment, and depreciated over the individual asset’s estimated useful life

Derivative Instruments

The Company evaluates its convertible debt, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with paragraph 810-10-05-4 of the FASB Accounting Standards Codification and paragraph 815-40-25 of the FASB Accounting Standards Codification. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative Instruments (continued)

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Prepaid Offering Costs

The Company anticipates an initial public offering in 2011. Expenses incurred relating to the initial public offering have been capitalized and will offset gross proceeds from the initial public offering. Expenses incurred during the year ended December 31, 2010 were $145,330.

Revenue and Cost Recognition

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company will recognize revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company recognizes a sale and related cost of sale when products are either shipped to surgical centers or upon notification of product usage from on-site and/or Company sales representative. Collectability is reasonably assured when the Company receives a purchase order number from a customer. All customers are required to fill out a credit application and agree with the Company's billing policy before any business relationship is established.

Unit costs are determined based on a weighted average cost of monthly direct production costs allocated over actual units produced.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $4,277 and $144 in 2010 and 2009, respectively.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development

Costs incurred for development of patent studies, engineering of new products and testing of newly developed products are included within research and development costs.  During the years ended December 31, 2010 and 2009, our research and development costs were $35,874 and $24,000, respectively. For the year ended December 31, 2010, our research and development costs were included as a component of operating expense.  For the year ended December 31, 2009 were included in the weighted average inventory costs and capitalized as inventory.

Shipping and Handling Charges

The Company reports shipping and handling fees charged to customers as part of net sales and the associated expense as part of cost of sales.

Income Tax Matters

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to temporary differences in depreciation calculated for book and tax purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when assets or liabilities are recovered or settled.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the income tax payable (receivable) for the year and the change during the year in deferred tax assets and liabilities.

The Company follows the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109” (“FIN 48”).  FASB Statement No. 109 has been codified in ASC Topic 740.  ASC Topic 740 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC Topic 740.  The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any.  The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.  The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.  ASC Topic 740 did not result in any adjustment to the Company’s provision for income taxes.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Tax Matters (continued)

The Company’s tax positions remain subject to examination by major tax jurisdictions for the years 2010, 2009, 2008 and 2007. As of December 31, 2010, the Company
has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Stock-Based Compensation

The Company applies, ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  ASC 718 requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees, and directors. The Company records common stock issued for services or for liability extinguishments at the closing market price for the date in which obligation for payment of services is incurred.

Stock compensation arrangements with non-employee service providers are accounted for in accordance with ASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned. ASC 505-50 replaces EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock.  Warrants have been accounted for as equity in accordance with ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. ASC 480 replaces EITF Issue No. 00-19.

NOTE 2.        GOING CONCERN
As shown in the accompanying financial statements, the Company incurred substantial net losses for the year ended December 31, 2010 of $781,440.  Cumulative losses since inception are $757,218.  The Company has a working capital deficit at December 31, 2010 of $123,409. There is no guarantee whether the Company will be able to generate enough revenue and/or raise capital to support its operations. This raises substantial doubt about the Company’s ability to continue as a going concern.  Management states that they are confident that they can improve operations and raise the appropriate funds to grow their underlying business. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  The Company is currently raising working capital to fund its operations via private placements of common stock and advances from and deferred payments to related parties.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 3.        INVENTORY

The Company’s inventory consists primarily of a full range of finished cannulated screws, purchased guide wires and tools for use in surgical operations and also includes a nominal amount of raw materials, in total amounting to $767,194 and $352,049 as of December 31, 2010 and 2009, respectively.  A portion of the Company’s inventory is maintained at selected customer surgery centers as well as with travelling sales representatives.  As of December 31, 2010 and 2009, $296,718 and $230,465, respectively, of inventory is classified as non-current, as the amount is not expected to be sold in the next business cycle.

NOTE 4.        PROPERTY AND EQUIPMENT

Property and equipment, which is recorded at cost, consisted of the following:

	2010	2009
Manufacturing equipment	$333,678	$44,115
Assets not placed into service - Manufacturing equipment	-	286,804
Inventory delivery trays	83,230	18,704
Office equipment and software	18,654	7,968
Leasehold improvements	13,818	13,818
	449,380	371,409
Accumulated depreciation	(108,917)	(37,536)
Property and equipment, net	$340,463	$333,873

Manufacturing equipment includes capital lease of  $287,596 at December 31, 2010.  Assets not placed into service as of December 31, 2009 included manufacturing equipment with an estimated useful life of 5 years. Depreciation expense for the years ended December 31, 2010 and 2009 was $71,381 and $19,156, respectively.  The portions of these amounts included within the weighted average inventory costs and capitalized as inventory for the years ended December 31, 2010 and 2009 were $64,657 and $14,406, respectively.

NOTE 5.         COMMITMENTS AND CONTINGENCIES

Operating leases

The Company entered into non-cancelable sub-lease agreements with a former shareholder for its commercial operating facilities, located in Medley, Florida, and for certain manufacturing equipment. These sub-leases were executed during June 2009, in connection with this shareholder’s separation from the Company. Prior to such separation, the former shareholder contributed monthly rental value of the premises as they are contained within the larger space utilized and leased to his 100% owned company. The facilities sub-lease term continues through March 2011 at the rate of $3,177 monthly, plus a proportionate share of tenant expenses.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5.        COMMITMENTS AND CONTINGENCIES (continued)

The master equipment lease began during 2007 and continues through March 2012. The Company has been making required monthly payments of $5,661 without formal agreement, however beginning June 2009 this arrangement was formalized and will continue concurrently with the master lease. The Company is required to provide insurance and pay property taxes allocated to the sub-leased equipment.

Sub-lease expenditures under these agreements amounted to $103,932 and $88,927 for the years ended December 31, 2010 and 2009, respectively.

The following is a schedule of future minimum lease payments required under these sub-leases agreements as of December 31, 2010:

Amount

2011	$77,283
2012	16,983
$94,266

Capital lease obligations

The Company leased manufacturing equipment under capital leases with terms extending through 2014. The cost of such equipment, which was placed in service during 2010, was $287,596.

Future minimum payments required under capital leases are as follows:

Amount
2011	$57,258
2012	57,258
2013	57,258
2014	35,317
Total future minimum lease payments	207,091
Less amounts representing interest	(24,251)
Present value of minimum lease payments	182,840
Less: current portion	(46,257)
Capital lease obligations, net of current portion	$136,583

Assets acquired under these capital leases are presented in property and equipment in the accompanying balance sheets.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 5.       COMMITMENTS AND CONTINGENCIES (continued)

Contingencies

The Company is periodically subject to claims and lawsuits arising in the ordinary course of business. At the time and to the extent liability is determined probable, litigation claims are recorded in the accompanying financial statements.

NOTE 6.       LOANS AND NOTES PAYABLE – RELATED PARTIES

From its inception, a now-former shareholder, through his 100% owned company, advanced funds without stated interest to cover operating and product development costs for the Company. Certain repayments were made, leaving an unpaid and unsecured balance of $185,000 at December 31, 2008. In connection with this shareholder’s agreement to separate from the Company, dated June 2009 and including execution of certain sub-lease agreements, the above outstanding loan was formalized into an amortizing promissory note, payable $3,577 monthly, including annual interest at 6%, maturing May, 2014. The outstanding principal of this note were $129,306 and $166,132 as of December 31, 2010 and 2009, respectively. Principal payments on this note are due as follows: 2011 - $36,152, 2012 - $38,353, 2013 - $40,689 and 2014 - $14,112. Interest was imputed on these advances for the period before separation amounting to $16,748, which was converted to additional paid in capital.

At various times during 2009 and 2010 another Company shareholder advanced unsecured, interest-bearing funds, at 12% per annum. Gross advances from this shareholder were $197,488 and $224,034 at December 31, 2010 and December 31, 2009, respectively. During December 2009, $100,000 was formalized into an unsecured, convertible promissory note with interest at 9%. In August 2010, a conversion price for the note was set at $.20 per share as part of a refinancing of this note. This note will be converted into company shares upon the issuance of public shares of the entity. The value of this beneficial conversion feature was determined using an expected rate of return model discussed in Note 7, and recorded as a discount against the loan.

Additionally, during January 2010, the remaining unsecured advances from the same shareholder were converted into a separate note in the amount of $125,000, bearing interest at 9%. During August 2010, warrants to purchase 125,000 shares of company stock, at $.25 per share, were issued in connection with refinancing this note. Such warrants expire in October 2012 and are valued at $0 based on an expected rate of return model discussed below in Note 7. Principal and any accrued interest on these notes are due in April 2011. Accordingly, these balances are reported in current liabilities in the accompanying balance sheets. Advances under both notes, net of discounts and accrued interest, from this shareholder were $150,002 and $236,702 at December 31, 2010 and December 31, 2009, respectively.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE  7.       BRIDGE LOAN FINANCING

The Company raised $644,500 from a number of individuals with the issuance of separate promissory notes during the period January 1, 2010 through July 31, 2010. The terms of all such notes are virtually identical other than amounts and dates entered into, as follows: principal due by December 15, 2010, interest is payable quarterly at 9%; and as additional consideration, one share of Company common stock was issued for each one dollar of principal amount of the loan. In connection with the shares issued with this financing, it was determined that a fair value of each share was $.15 using an expected rate of return model, requiring the Company to record a discount on the loans of $96,675, with such value recorded as an equity issuance. During the year ended December 31, 2010 amortization of the discount amounted to

$96,675 and is reported in the accompanying statement of operations. $524,500 of the promissory notes were refinanced as a part of the Convertible Debenture Financing, see Note 8, and the remaining balance of $120,000 was repaid during December 2010.

During March 2010, one bridge lender provided $100,000 in financing, under the same terms noted above, but in lieu shares of common stock the lender received 100,000 warrants to purchase shares at $.10 per share, expiring March 2013.  The value of these warrants was determined using an expected rate of return model and recorded as a discount against the loan. In connection with the warrants issued with this financing, it was determined that a fair value of each warrant was $.05, requiring the Company to record a discount on the loans of $5,000, with such value recorded as an equity issuance. During December 2010 this note was extended with the same stated terms until June 2011. During the year ended December 31, 2010 amortization of the discount amounted to $5,000 and is reported in the accompanying statement of operations.

The expected rate of return model has been used in establishing a price per share of $0.15. This price was established by comparing the stated rate of return on the associated loan terms to an expected rate of return on similar debt instruments. Stated rates of return on Company debt associated with this model ranged from 9% to 12% and expected rates of return were determined to be between 25% and 30% for the year ended December 31, 2010.

NOTE  8.       CONVERTIBLE DEBENTURE FINANCING

The Company raised $761,500 from a number of individuals with the issuance of convertible debenture notes during November and December 2010. Of the amount raised, $524,500 represents amounts that were refinanced from the Bridge Loan Financing (Note 7). The terms for $711,500 (including the refinanced Bridge Loans) of the debt are virtually identical other than the amounts and dates entered into, as follows: principal due by December 1, 2014, interest is payable bi-annually at 5% per annum commencing June 2011; A conversion feature to convert the principal of the note at either a 15% discount from the volume weighted average daily price of the Company’s common stock after public listing or a conversion price of $2 per share prior to the Company’s public listing.  The remaining $50,000 debenture has the same features, with the exceptions of the conversion price and interest rate.  This debt is

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE  8.       CONVERTIBLE DEBENTURE FINANCING (continued)

convertible at a price of $1 per share and bears interest at 8% per annum.  The fair market value of these features are not readily available, thus the Company has recorded no value associated with the convertible debenture terms.

NOTE  9.       RELATED PARTY TRANSACTIONS

As disclosed elsewhere, current and former shareholders made various advances and loans to the Company. The Company subleases facilities and equipment from related parties, under which the Company paid and recorded expenses of approximately $104,000 and $89,000 for the years ended December 31, 2010 and 2009, respectively.

Additionally, a significant portion of product sales were made to a South Florida surgical center where two current shareholders have had financial interests. Sales to this center, at prices similar to other customers, amounted to $49,680 and $75,612 for the years ended December 31, 2010 and 2009, respectively.

Several current shareholders have provided personal services at no expense to the Company. These contributions have not been valued and, accordingly, are not reported in the accompanying financial statements.

During 2010, the Company has compensated five current officer-shareholders $274,875 for services performed and $5,330 for sales commissions earned during 2010.

NOTE  10.       INCOME TAXES

The components of income taxes are as follows:

	Benefit (provision)
	2010	2009
Current - federal	$-	$(1,612)
- state		(334)
	$-	$(1,946)

Deferred - federal	$7,422	$3,927
- state	1,272	673
	$8,694	$4,600

Benefit for income taxes	$8,694	$2,654

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE  10.       INCOME TAXES (continued)

The reconciliation of income tax benefit computed at the Federal statutory tax rate to the provision for income taxes is as follows:

	2010	2009
Tax benefit at the statutory rate	$266,532	$2,316
State income tax benefit, net of federal benefit	45,668	338
Valuation allowance on deferred tax asset	(303,506)	-
	$8,694	$2,654
Effective tax rate	37.6%	20.5%

The tax effects of significant items that give rise to deferred taxes are:

	December 30,	December 31,
	2010	2009
Current deferred tax assets:
Net operating loss carryforward	$286,688	$-
Depreciation	11,587	-
Bad debt allowance	5,231	4,962
Deferred tax assets	303,506)	4,962
Less: Valuation allowance	(303,506)	-
Total deferred tax assets	-	4,962
Non-current deferred tax liability:
Depreciation	-	(13,656)
Net deferred tax liability	$-	$(8,694)

Consistent with the provisions of ASC Topic 740, “Income Taxes,” the Company regularly estimates its ability to recover deferred tax assets and establishes a valuation allowance against deferred tax assets that is  determined to be “more-likely-than not” recoverable.  This evaluation considers several factors, including an estimate of the likelihood of generating sufficient taxable income in future periods over which temporary differences reverse, the expected reversal of deferred tax liabilities, past and projected taxable income and available tax planning strategies.

At December 31, 2010, the Company had a net operating loss carry-forward totaling approximately $581,000 which is available to offset future income over the subsequent 20 years.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 11.        EQUITY

During May 2010, the Company amended its Articles of Incorporation to increase its authorized number of shares from 1,000 to 10,000,000, effective December 31, 2009.  This amendment changed each share’s par value from $100 to $.05 (2,000 : 1) with  the effect being reported in the accompanying balance sheets at December 31, 2010 and 2009.

From February 2010 through July 2010, we issued 644,500 shares of our common stock to 28 investors as part of a bridge loan. See Note 7 for shares issued and equity recorded in connection with bridge loan financing.

During September 2010, we issued 59,200 shares at a price of $.50 per share to 37 individual investors for aggregate consideration of $29,600. We issued an additional 40,000 shares to a consultant for services at the equivalent price of $.50 per share for aggregate consideration of $20,000, we also issued, in September 2010, 50,000 shares upon the exercise of warrants, with an exercise price of $.10 per share, to the same consultant.

NOTE  12.       WARRANTS AND OPTIONS

Warrants

During the year ended December 31, 2010, the Company issued 50,000, 100,000 and 125,000 warrants to purchase shares, exercisable at $.10, $.20 and $.25, expiring January 2014, March 2013 and April 2013, respectively.  The number of warrants issued includes the warrants granted as described in Notes 6 and 7. During 2010, 50,000 warrants with an exercise price of $.10 were exercised.

A summary of the change in common stock purchase warrants during the years ended December 31, 2010 and 2009 is as follows:
			Weighted
		Weighted	Average
	Outstanding	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Balance, December 31, 2009	-	$-	-
Warrants issued	275,000	0.1682	2.76 years
Warrants exercised	(50,000)	(0.0151)	-0.80 years
Balance, December 31, 2010	225,000	$0.1833	1.96 years

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE  12.       WARRANTS AND OPTIONS (continued)

The balance of outstanding and exercisable common stock purchase warrants as of December 31, 2010 is as follows:

Number of	Weighted	Weighted Average
Warrants	Average	Remaining
Outstanding	Exercise Price	Contractual Life
225,000	$ 0.1833	1.96 years
225,000

Options

During 2010, the Company issued stock options to employees and consultants.

During January and March 2010, options to purchase 100,000 and 125,000 shares, exercisable at $.20 were issued, expiring March 2013 and January 2015, respectively.

Pursuant to employment agreements signed in October 2010, additional options to purchase 600,000 and 10,000 shares, exercisable at $.20 and $1.00, respectively, were issued to various employees, including 600,000 to officers. If not exercised, 150,000 and 460,000 options expire in October 2012 and 2013, respectively.

The 225,000 options granted in January and March 2010, were valued utilizing the expected rate of return method as described in Note 7.  The value of the options granted in October 2010 were determined based on the Black-Scholes Pricing Model using the following assumptions:

2010
Expected dividend yield (1)	0%
Risk-free interest rate (2)	2.64%
Expected volatility (3)	133%
Expected term (4)	2.82 years

(1)  The Company has no history or expectation of paying dividends on common stock.
(2)  The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)  The volatility of the Company stock is based on three similar publicly traded companies.  The Company used the average volatility rate of the three companies.
(4)  The expected term is based on the weighted average life of the options granted.  The Company has no experience or expectation of forfeitures.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE  12.        WARRANTS AND OPTIONS (continued)

A summary of the change in outstanding and exercisable stock options for the years ended December 31, 2010 and 2009 is as follows:

			Weighted
		Weighted	Average
	Outstanding	Average	Remaining
	Options	Exercise Price	Contractual Life
Balance, December 31, 2009	-	$-	-
Options issued	835,000	0.2096	2.70 years
Balance, December 31, 2010	835,000	$0.2096	2.70 years

The balance of outstanding and exercisable common stock options as of December 31, 2010 is as follows:

Number of	Weighted	Remaining
Options	Average	Contractual Life
Outstanding	Exercise Price	(Years)
835,000	$ 0.2096	2.70 years
835,000

The following table shows the number of options that vest in each of the subsequent years and the deferred compensation to be recognized in the corresponding years.

	Number of options vested	Deferred compensation to be recognized
2011	225,000	$67,500
2012	206,250	$61,875
2013	112,500	$33,750

NOTE  13.       CONCENTRATION AND CREDIT RISK

During 2010 and 2009, the Company had revenues from two significant customers, each of which exceeded 10% of the Company’s total revenues. These revenues amounted to $74,000 and $108,000 for the years ended December 31, 2010 and 2009, respectively.

The Company extends credit to its customers in the normal course of business and generally requires no collateral on such credit sales.

INTERNAL FIXATION SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

NOTE 14.        SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date these financial statements were issued.

At various dates during January and February 2011,  convertible debentures of $320,700 were issued by the Company to eighteen individuals, in varying amounts.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission (“SEC”) registration fee, are estimates.

SEC registration fee	$52
Accounting fees and expenses	80,000
Legal fees and expenses	$50,000
Printing and related expenses	$5,000
Transfer agent fees and expenses	2,000
Miscellaneous	3,000
Total	$140,052

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the provisions of Section 607.0850 of Florida Business Corporation Act and our Bylaws, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Section 607.0850 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

Our Bylaws obligate us to indemnify our directors and officers to the fullest extent permitted under Florida law. Additionally, our Bylaws grant us the authority to the maximum extent permitted by Florida law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities which we have sold since inception, other than the securities issued to our initial shareholders  in connection with our formation and initial funding.  We did not pay any commissions in connection with any of these sales.

In January 2010 we issued options exercisable for an aggregate of 125,000 shares of our common stock at a price of $0.20 and expiring on January 14, 2015 to 1 employee, Alberto Ruiz (75,000) and one consultant, Robert Dunne, (50,000).  These securities were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

From February 2010 through July 2010, we issued 644,500 shares of our common stock to 28 investors as part of a bridge loan. The promissory notes issued in connection with the bridge loan bear interest at an annual rate of 9% per annum and provide for the issuance of one share of common stock for each one dollar of principal amount of the note. These securities were issued in reliance upon Section 4(2) of the Act. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In February 2010 we issued warrants exercisable for 50,000 shares of common stock at an exercise price of $.10 per share to Neal Moskowitz, as was agreed to in December 2009 in accordance with the terms of a consulting agreement we entered into with him. The warrants, which were to expire in January 2014, were exercised in September 2010.  At the direction of Neal Moskowitz, shares were issued to members of his family.  The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In March 2010, we issued an option exercisable for 100,000 shares of common stock at an exercise price of $.20 to 1 consultant for services rendered. The option expires in March 2013. These securities were issued in reliance upon Section 4(2) of the Securities Act. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In March 2010 we issued warrants exercisable for 100,000 shares of common stock to one consultant at an exercise price of $.20 per share as part of a bridge loan.  The warrants expire in March 2013. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us.   In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering

In May 2010, we issued 1,999,000 shares to 5 individuals (Stephen Dresnick, Chris Endra, Matt Endara, Ken West and Jaime Carbonell) in connection with a forward split (2,000:1) of our stock.

In August 2010 we issued warrants exercisable for 125,000 shares of common stock to one individual at an exercise price of $.25 per share as part of a loan. The warrants expire in April 2013. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In September 2010, we issued 59,200 shares at a price of $.50 per shares to 37 individual investors for aggregate consideration of $29,600. We issued an additional 40,000 shares to Neal Moskowitz for services at the equivalent price of $.50 per share for aggregate consideration of $20,000, and we issued 50,000 shares upon the exercise of warrants with a strike price of $.10 per share that had been issued to Mr. Moskowitz by the Company.   At the direction of Neal Moskowitz, shares were distributed as follows:  25,000 to Ian Moskowitz (minor son of Neal Moskowitz), 25,000 to Evan Moskowitz (minor son of Neal Moskowitz), 30,000 to Larry Moskowitz (brother of Neal Moskowitz), and 10,000 to Neal Moskowitz.  These shares were issued in reliance upon Section 4(2) of the Act and Regulation D promulgated thereunder. The offering and sale of the common stock did not involve a public offering and the conditions to Regulation D were met. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.

In October 2010, we issued options exercisable for an aggregate of 610,000 shares of our common stock to 6 employees and consultants. All of the options other than options exercisable for 10,000 shares of our common stock are exercisable at a price of $.20 per share, and the 10,000 shares are exercisable at an exercise price of $1.00 per share. Of such options, options exercisable for (i) 150,000 shares of our common stock expire on October 1, 2012, and (ii) 460,000 shares of our common stock expire on October 1, 2013. These securities were issued in reliance upon Section 4(2) of the Act. The offering and sale of the securities did not involve a public offering. This offering was done with no general solicitation or advertising by us. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, securities bearing a legend stating that such securities are restricted. This restriction ensures that these securities will not be immediately redistributed into the market and therefore not part of a public offering.

In November and December of 2010, we issued convertible notes in the principal amount of $524,500 to twenty-one individuals in exchange for promissory notes that we had previously issued to such individuals in the same principal amount. We also issued $237,000 convertible notes to additional investors. $711,500 of these notes are convertible at the option of the holder at any time after their issuance at a price equal to 85% of the daily volume-weighted average price of our common stock for the ten days prior to such conversion if our stock is publicly traded at the time of conversion and $2.00 per share if our stock is not publicly traded at the time of conversion. $711,500 of these notes bear interest at an annual rate of 5% and mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture. The remaining $50,000 of these notes are convertible at $1.00 per share if bear interest at an annual rate of 8% and mature in December 2014.. The exchanged  securities were issued in reliance upon Section 3(a)(9) of the Act and the newly issued convertible notes were issued in reliance on section 4(2) of the Act.. The offering and sale of the securities did not involve a public offering. The issuance did not involve any additional commission or other remuneration and did not involve any general solicitation or advertising by us. Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

At various dates during January and February 2011, convertible debentures of $320,700 were issued by the Company to eighteen individuals, in varying amounts with an interest rate of 5 percent. These notes  mature in December 2014 unless called earlier upon the completion of an offering by the Company of One Million Dollars ($1,000,000) in proceeds or if the Company sells a minimum of Two Million Dollars ($2,000,000) of the convertible debenture. These notes are convertible at the option of the holder at any time after their issuance at a price equal to 85% of the daily volume-weighted average price of our common stock for the ten days prior to such conversion if our stock is publicly traded at the time of conversion and $2.00 per share if our stock is not publicly traded at the time of conversion. These securities were issued in reliance upon Section 4 (2) of the Act. The offering and sale of the securities did not involve a public offering. The issuance did not involve any additional commission or other remuneration and did not involve any general solicitation or advertising by us. Each individual acknowledged the existence of transfer restrictions applicable to the securities sold by us. Certificates representing the securities sold contain a legend stating the restrictions on transfer to which such securities are subject.

ITEM 16. EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation and Amendment thereto (1)

3.2	Articles of Amendment included in 3.1

3.3	By-Laws (1)

3.4	Ammendment to Articles of Incorporation dated April 19, 2011 (6)

4.1	Form of Bridge Note (3)

4.2	Form of 5% Convertible Note Debenture (3)

4.3	Promissory Note between Internal Fixation Systems, Inc and Esteban Hernandez dated April 20, 2009 (2)

4.4	Promissory Note between Internal Fixation Systems, Inc and AHA Holdings (2)

4.6	Personal Guarantee (3)

4.7	Promissory Note between Internal Fixation Systems, Inc and Stephen J. Dresnick dated August 31, 2010 for $100,000 (4)

4.8	Amended Promissory Note between Internal Fixation Systems, Inc and Stephen J. Dresnick dated August 31, 2010 for $125,000 (4)

4.9	Amendment to Promissory Note between Internal Fixation Systems, Inc and AHA Holdings (4)

4.10	Form of 8% Convertible Debenture Note (5)

4.11	Bridge Loan Investor List (5)

4.12	5% Convertible Debenture Note Investor List (5)

5.1	Opinion of Gracin & Marlow, LLP (6)

10.1	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Stephen Dresnick (1)

10.2	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Laura Cattabriga (1)

10.3	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Alberto Ruiz (1)

10.4	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Christopher Endara (1)

10.5	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Kenneth C. West (1)

10.6	Employment Agreement dated October 1, 2010 between Internal Fixation Systems, Inc. and Matt Endara (1)

10.7
First Amended and Restated Shareholder’s Agreement dated May 15, 2009 by and among Internal Fixation Systems, Inc., Matt Endara, Kenneth West, Dr. Jaime Carbonell, Christopher Endara and Dr. Stephen Dresnick.(1)

10.8	Equipment Lease Agreement with HAI Capital for Haas Milling Machine (2)

10.9	Equipment Lease Agreement with MCC Capital for CNC Swiss Turn Machine (2)

10.10	Equipment Lease Agreement with Bank of America for CNC Swiss Turn Machine (2)

10.11	Equipment Sublease Agreement with Star Medical for CNC Swiss Turn Machine (2)

10.12	Separation agreement between Internal Fixation Systems, Inc. and Esteban Hernandez dated June 5, 2009 (2)

10.13	Termination of the First Amended & Restated Shareholder's Agreement (3)

10.14	Amended and Restated Termination of the First Amended & Restated Shareholder’s Agreement (4)

10.15	Agreement to Postpone Commencement Date of Employment Agreement dated March 1, 2011 between Internal Fixation Systems and Matt Endara (5)

10.16	Consulting Agreement dated December 23, 2009 between Internal Fixation Systems, Inc. and Neal Moskowitz (6)

10.17	Neal Moskowitz Warrant to Purchase Common Stock date February 9, 2010 (5)

10.18	Executive Office Lease (5)

10.19	Letter from Neal Moskowitz to Internal Fixation Systems regarding the share value and assignment of shares (6)

16.1	Letter from Mallah Furman & Company, P.A. to Internal Fixation Systems, Inc. regarding disengagement(6)

23.1	Consent of Mallah Furman & Company, P.A. (6)

23.2	Consent of Gracin & Marlow, LLP (included in exhibit 5.1) (6)

23.3	Consent of Goldstein, Schecter Koch, P.A. (6)
___________________________________
(1)	Previously filed as an exhibit to the registration statement on form S1 filed with the Security and Exchange Commission on October 19, 2010
(2)	Filed as an exhibit to the amended registration statement on form S1 with the Securities and Exchange Commission on December 22, 2010
(3)	Filed as an exhibit to the amended registration statement filed with the Securities and Exchange Commission on January 14, 2011
(4)	Filed as an exhibit to the amended registration statement filed with the Securities and Exchange Commission on February 7, 2011
(5)	Filed as an exhibit to the amended registration statement filed with the Securities and Exchange Commission on March 30, 2011
(6)	Filed Herewith

ITEM 28. UNDERTAKINGS

A. Rule 415 Offering

We undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any additional or changed information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in the registration statement.

(2) That for the purpose of determining liability under the Securities Act,  each such post-effective amendment shall be deemed to be a new  registration statement relating to  the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment  any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining liability under the Securities Act to any purchaser if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying  on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provide, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the undersigned registrant small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the Company undertake that in a primary offering of the Company’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in South Miami, Florida, on April 19 , 2011.

INTERNAL FIXATION SYSTEMS, INC.

/s/ Stephen Dresnick
Stephen Dresnick, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Dresnick	Chairman, Chief Executive Officer and President	April 19 , 2011
Stephen Dresnick	(Principal Executive Officer)

/s/ Laura Cattabriga	Chief Financial Officer	April 19 , 2011
Laura Cattabriga	(Principal Accounting Officer)

/s/ Christopher D. Endara	Vice President, Engineering, Quality	April 19 , 2011
Christopher D. Endara	and Regulatory Affairs and Director

/s/ Kenneth C. West	Vice President, Sales and	April 19 , 2011
Kenneth C. West	Marketing and Director

/s/ Matt Endara	Vice President, Sales and	April 19 , 2011
Matt Endara	Corporate Strategic Planning, and Director